Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

US/CANADA MANUFACTURING AND PP&S AGREEMENT

This US/CANADA MANUFACTURING AND PP&S AGREEMENT (“Agreement”) is made and entered into effective as of July 1, 2010 (the “Effective Date”) by and between, on one hand, Warner-Elektra-Atlantic Corporation, a New York corporation with its principal place of business at 75 Rockefeller Plaza, New York, NY 10019 (“WEA”), and on the other hand, Cinram International Inc., a Canadian corporation with its principal place of business at 2255 Markham Road, Scarborough, Ontario M1B 2W3, Canada (“Cinram International Inc.”), Cinram Manufacturing LLC, a Delaware limited liability company with its principal place of business at 1400 East Lackawanna Avenue, Olyphant, PA 18448 (“Cinram Manufacturing LLC”), and Cinram Distribution LLC, a Delaware limited liability company with its principal place of business at 948 Meridian Lake Drive, Aurora, IL 60504 (“Cinram Distribution LLC”) (Cinram International Inc., Cinram Manufacturing LLC, and Cinram Distribution LLC, individually and collectively, “Cinram”). Each capitalized term used in this Agreement but not defined herein has the meaning ascribed to such term in the Exhibits hereto.

WHEREAS WEA and Cinram Manufacturing LLC (successor by merger to Cinram Manufacturing, Inc.) entered into that certain US MANUFACTURING AND PACKAGING AGREEMENT dated as of October 24, 2003 (the “Original Effective Date”), as amended (the “US Manufacturing Agreement”), pursuant to which Cinram Manufacturing LLC provided certain manufacturing, packaging and related services to WEA in the United States; and

WHEREAS WEA and Cinram Distribution LLC entered into that certain US PICK, PACK AND SHIPPING SERVICES AGREEMENT dated as of Original Effective Date, as amended (the “US PP&S Agreement”), pursuant to which Cinram Distribution LLC provided certain pick, pack, shipping and related services to WEA in the United States; and

WHEREAS Warner Music Canada, Warner International Manufacturing Inc., and Cinram International Inc. entered into that certain MANUFACTURING AGREEMENT dated as of July 1, 2001, as amended (the “Canada Manufacturing Agreement”), pursuant to which Cinram International Inc. provided certain manufacturing and related services to WEA affiliates in Canada and which agreement expired on December 31, 2007, and whereas the services that had been provided under the Canada Manufacturing Agreement prior to its expiration have been provided under the US Manufacturing Agreement since January 1, 2008; and

WHEREAS Warner Music Canada Ltd and Cinram International Inc. entered into that certain WARNER MUSIC DISTRIBUTION SERVICES AGREEMENT dated as of March 31, 2003, as amended (the “Canada Distribution Agreement”), pursuant to which Cinram International Inc. provided certain distribution and related services to WEA affiliates in Canada; and

WHEREAS WEA and Cinram desire to supersede the US Manufacturing Agreement, the US PP&S Agreement and the Canada Distribution Agreement with a single consolidated agreement that governs the provision of manufacturing, packaging, pick, pack, shipping and related services to WEA in the United States and Canada.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, WEA and Cinram hereby agree as follows:

1. **

2. Confirmations Under Existing Credit Agreement. Within seven (7) days after the execution of this Agreement by Cinram and WEA, Cinram shall have obtained from the administrative agent under Cinram’s Existing Credit Agreement (as defined below) (the “Administrative Agent”), and shall have delivered to WEA, the letter in the form attached hereto as Exhibit C1 (the “C1 Letter”). In the event that the Existing Credit Agreement is restated, extended or amended as to one or more of the following: principal amount, duration of term, rates, equity participation, events of default, or rights of enforcement, which amendment, restatement or extension requires a vote of the lenders under the Existing Credit Agreement, Cinram shall obtain from the administrative agent and deliver to WEA a letter in the form attached hereto as Exhibit C2. If the Existing Credit Agreement is replaced with a new credit agreement or the Long Term debt is refinanced, whether with some or all of the existing lenders or not, Cinram shall obtain from the administrative agent thereunder, if any, or each of the lenders, if no administrative agent, and deliver to WEA the letter in the form attached hereto as Exhibit C2 (the “C2 Letter”). If the identity of the Administrative Agent changes following the execution of the C1 Letter or the C2 Letter, then Cinram shall promptly (and no later than seven (7) days after such change) provide WEA with the C1 Letter or C2 Letter (as the case may be) from such new Administrative Agent.

3. Performance of Services; Subcontracting. Cinram shall perform the Services (as defined in Exhibit A (M&P Terms) and Exhibit B (PP&S Terms) hereto) in accordance with the terms and conditions of this Agreement. Cinram may not subcontract or delegate this Agreement or its rights or obligations under this Agreement to any other member of the Cinram Group or any third party without WEA’s prior written consent, which WEA may grant or withhold in its sole discretion, and any such subcontracting or delegation shall not relieve Cinram of its obligations hereunder. If WEA grants such consent with respect to a particular member of the Cinram Group or third party, such Cinram Group member or third party shall be deemed to be an “Approved Subcontractor” for purposes of this Agreement. Cinram shall cause each Approved Subcontractor to abide by the terms and conditions of this

Agreement applicable to Cinram (regardless of whether such Approved Subcontractor is expressly covered by such terms and conditions). Cinram shall be fully responsible and liable for the acts and omissions of any Cinram subcontractor, including without limitation all Approved Subcontractors. If any Approved Subcontractor takes any action or omits to take any action that would be deemed to be a breach of this Agreement if such action or omission were or were not taken by Cinram, then: (a) Cinram shall immediately notify WEA thereof; (b) upon notice to Cinram from WEA, Cinram shall immediately cease providing any Materials or other WEA property to such subcontractor and permitting such subcontractor to perform Cinram’s obligations hereunder, and such entity shall cease to be an Approved Subcontractor for purposes of this Agreement; and (c) Cinram shall be deemed to be in breach of this Agreement as if such action or omission were or were not taken by Cinram.

4. Warranties, Representations, Covenants and Indemnities.

(a) Cinram (i) warrants, represents and/or covenants, as the case may be, that: (A) Cinram has the right, power and authority to enter into and fully perform this Agreement and to legally bind those entities on behalf of which it is entering into this Agreement; (B) no agreement of any kind heretofore entered into by Cinram shall interfere in any manner with the complete performance of this Agreement; (C) subject to WEA’s warranties and representations set forth below, any items prepared by or otherwise furnished by Cinram in connection with Components or Products (and the manufacture, sale, offer for sale, import, and export, and use thereof) and Cinram’s performance of Services hereunder will not violate any law or infringe upon the rights of any party; (D) Cinram has all necessary rights in and to the Vision Tools (as defined in Exhibit A (M&P Terms)) to grant WEA the rights granted hereunder, and the Vision Tools will not violate any law or infringe upon the rights of any party; and (E) the Vision Tools shall be free from viruses, worms, Trojan horses, and other harmful code and components; and (ii) on its own behalf and on behalf of each of the other members of the Cinram Group, represents, warrants and/or covenants, as the case may be, that: (A) in the event of any CCAA, Chapter 11, ancillary proceedings or other insolvency filing by or in respect of Cinram or any other member of the Cinram Group, or an application for the appointment of a receiver, interim receiver, provisional liquidator, liquidator, by or in respect of Cinram or any other member of the Cinram Group, or a notice of intention or proposal is filed by or in respect of Cinram or any other member of the Cinram Group (collectively a “Filing,” and all such proceedings therein, a “Filing Proceeding”), it and they shall not support or propose and shall oppose any order in any Filing Proceeding that has the effect of limiting WEA’s rights under Section 5(b) of this Agreement (or any subsequent amendment thereto) that the Permitted Exclusion Percentages ** for the then-current calendar year and the remainder of the Term, or that limits WEA’s right to terminate the Term and/or WMI’s right to terminate the term of the International Manufacturing and PP&S Agreement; (B) the Long-Term Debt (as defined in Section 5(b)(vi) below) is the only outstanding debt obligation (excluding capitalized lease obligations, trade payables, accrued but unpaid royalties, purchase money security interests and non-speculative hedging obligations all of which are incurred in the ordinary course of business) of the Cinram Group that is in excess of ** (individually or in the aggregate) and neither Cinram nor any member of the Cinram Group shall incur any other such indebtedness other than a refinancing of the Long-Term Debt; (C) no Inventory, Products, Components or Source Materials are or shall be subject to any security interest, lien, claim, assignment, transfer, pledge, hypothecation or other encumbrance (excluding any security interests held or otherwise placed by WEA in or on such materials); (D) neither Cinram nor any member of the Cinram Group shall incur or suffer to exist any security interest, lien, assignment, transfer, pledge, hypothecation or other encumbrance on any of its assets that is in excess of ** in the aggregate other than encumbrances incurred in the ordinary course for capitalized lease obligations and purchase money security interests and any security granted to the holders of the Long-Term Debt; and (E) Cinram shall provide prior written notice to WEA of its intent to effect a Permitted Conversion no less than ten (10) days prior to mailing the proxy circular to unitholders of the Fund, such written notice to include the draft of the proxy circular.

(b) Cinram agrees to and does hereby indemnify, save and hold WEA and its Affiliates, and each of their respective officers, directors and employees (collectively, for the purposes of this Section 4(b) only, “WEA”) harmless to the maximum extent permitted by law from any and all loss and damage (including court costs and reasonable attorneys’ fees as and when incurred) arising out of, connected with or as a result of: (i) any inaccuracy, inconsistency with, failure of, or breach or threatened breach by Cinram, any other member of the Cinram Group, or any Approved Subcontractor or other subcontractor of any of the foregoing, of any warranty, representation, agreement, undertaking or covenant contained in this Agreement; (ii) the occurrence of any Termination Event (as defined below); and/or (iii) any and all damages or injuries of any kind or nature whatsoever (including death resulting therefrom) to any persons, whether employees of Cinram or otherwise, and to any property caused by, resulting from, arising out of or occurring in connection with the execution of the work under this Agreement (including as a result of any product liability claims), whether such damages or injuries are or are alleged to be based upon Cinram’s active or passive negligence or participation in the wrong or upon any breach of any statutory duty or obligation on the part of Cinram (except to the extent such damages or injuries directly result from any act of WEA’s employees located at Cinram’s facilities and are not otherwise covered by the property insurance Cinram is required to maintain hereunder as set forth on Schedule F to Exhibit A (M&P Terms) hereto or Schedule C to Exhibit B (PP&S Terms) hereto, or result from a breach of any warranty, representation, agreement, undertaking or covenant of WEA contained herein). The foregoing indemnity shall be applicable only to such claims as have been reduced to judgment or settled with Cinram’s written approval. WEA shall give Cinram prompt notice of any claim to which the foregoing indemnity applies and Cinram shall assume the defense of any such claim through counsel of Cinram’s choice and at Cinram’s sole expense. WEA shall have the right to participate in such defense through counsel of WEA’s choice and at WEA’s expense.

(c) WEA warrants, represents and/or covenants, as the case may be, that: (i) WEA has the right, power and authority to enter into and fully perform this Agreement and to legally bind those entities on behalf of which it is entering into this Agreement; (ii) no agreement of any kind heretofore entered into by WEA shall interfere in any manner with the complete performance of this Agreement; and (iii) Material embodied in Products and Components as supplied by WEA shall not violate any law or infringe upon the rights of any third party. As used herein, “Material” shall include all musical compositions, names, biographical materials and likenesses, photographic, video or motion picture images, sound recordings, intellectual properties, packaging and artwork.

(d) WEA agrees to and does hereby indemnify, save and hold Cinram and its Affiliates, and each of their respective officers, directors and employees (collectively, for the purposes of this Section 4(d) only, “Cinram”) harmless to the maximum extent permitted by law from any and all loss and damage (including court costs and reasonable attorneys’ fees as and when incurred) arising out of, connected with or as a result of: (i) any inaccuracy, inconsistency with, failure of, or breach or threatened breach by WEA of any warranty, representation, agreement, undertaking or covenant contained in this Agreement; and/or (ii) any and all damages or injuries of any kind or nature whatsoever (including death resulting therefrom) to any persons, whether employees of Cinram or otherwise, and to any property caused by, resulting from, arising out of or occurring in connection with any act of WEA’s employees located at Cinram’s facilities, except to the extent such damages and injuries are covered by the property insurance Cinram is required to maintain hereunder as set forth on Schedule F to Exhibit A (M&P Terms) hereto or Schedule C to Exhibit B (PP&S Terms) hereto; and/or (iii) any products liability claims arising under Exhibit A (M&P Terms) hereto for manufacturing defects directly related to Products not manufactured by Cinram, any Affiliate of Cinram or on behalf of Cinram. The foregoing indemnity shall be applicable only to such claims as have been reduced to judgment or settled with WEA’s written approval. Cinram shall give WEA prompt notice of any claim to which the foregoing indemnity applies and WEA shall assume the defense of any such claim through counsel of WEA’s choice and at WEA’s sole expense. Cinram shall have the right to participate in such defense through counsel of Cinram’s choice and at Cinram’s expense.

5. Term; Breach, Cure and Termination; Post-Term Procedures.

(a) Term. The initial term of this Agreement shall commence on the Effective Date and expire on January 31, 2014, subject to earlier termination in accordance with the other terms and conditions of this Agreement (the “Initial Term”). WEA shall have the option to renew the term of this Agreement for up to two (2) additional one (1)-year periods (each, a “Renewal Term”) by providing written notice to Cinram at least ninety (90) days prior to the end of the Initial Term or first Renewal Term, as applicable (the Initial Term and any Renewal Term(s), collectively, the “Term”).

(b) Termination Events. Following any Termination Event (as defined below) or any other material breach of this Agreement by Cinram, irrespective of whether any notice has been provided to WEA and even where WEA did not discover that such Termination Event or breach occurred until after a filing of bankruptcy or a similar proceeding by a particular member of the Cinram Group: (i) the Permitted Exclusion Percentages set forth in Exhibit A (M&P Terms) and Exhibit B (PP&S Terms) hereto shall automatically (and without the requirement of any notice or action of any kind) be amended to **, which amended Permitted Exclusion Percentages shall apply for the then-current calendar year and the remainder of the Term; and (ii) WEA may by written notice to Cinram at any time (as long as such notice is provided to Cinram no later than six (6) months after Cinram notifies WEA in writing of such Termination Event or breach) terminate the Term in whole or in part. Cinram shall provide WEA with written notice immediately upon, and in any event no later than two (2) business days after, it knows or becomes aware of (or should have known or become aware of) the occurrence of any Termination Event, and failure to provide such notice to WEA shall itself be deemed to be a Termination Event. Each Termination Event shall be deemed to be a material breach of this Agreement that is incapable of cure, and any material breach of this Agreement that is not a Termination Event shall (except as otherwise provided in this Agreement) be subject to a cure period of forty-five (45) days following written notice to Cinram of such breach. Each of the following shall be deemed to be a “Termination Event” for purposes of this Agreement:

(i)	Willful and Malicious Breaches. Any willful and malicious breach by Cinram of any material provision of this Agreement.

(ii)	Failures With Respect to M&P Services. With respect to Exhibit A (M&P Terms), each of the following:

(A) over any ten (10) day period, Cinram failing to meet the Service Level Requirements for at least fifty ** of Products and/or Components Ordered;

(B) over any one (1)-month period, Cinram failing to meet the Service Level Requirements for at least ** of Products and/or Components Ordered;

(C) over any three (3)-month period, Cinram failing to meet the Service Level Requirements for at least ** of Products and/or Components Ordered;

(D) over any six (6)-month period, Cinram failing to meet the Service Level Requirements for at least ** of Products and/or Components Ordered;

(E) over any twelve (12)-month period, Cinram failing to meet any Platinum Release Date with respect to more than ** of Products or Components Ordered ** or more times in the aggregate; and/or

(F) over any six (6)-month period, Cinram failing to meet any Key Release Date with respect to more than ** of Products or Components Ordered ** or more times in the aggregate.

(iii)	Failures With Respect to PP&S Services. With respect to Exhibit B (PP&S Terms), each of the following:

(A) over any ten (10) day period, Cinram failing to meet the Service Level Requirements that are expressed as “per-service” requirements for at least ** of Products Ordered;

(B) over any one (1)-month period, Cinram failing to meet the Service Level Requirements that are expressed as “per-service” requirements for at least ** of Products Ordered;

(C) over any three (3)-month period, Cinram failing to meet the Service Level Requirements that are expressed as “per-service” requirements for at least ** of Products Ordered;

(D) over any six (6)-month period, Cinram failing to meet the Service Level Requirements that are expressed as “per-service” requirements for at least ** of Products Ordered;

(E) over any twelve (12)-month period, Cinram failing to meet the Service Level Requirements that are expressed as an “annual” requirement for ** of Products Ordered;

(F) over any twelve (12)-month period, Cinram failing to meet any Platinum Release Date with respect to more than ** of Products Ordered ** or more times in the aggregate; and/or

(G) over any six (6)-month period, Cinram failing to meet any Key Release Date with respect to more than ** of Products Ordered ** or more times in the aggregate.

(iv)	Defaults. Any “Default” or “Event of Default” by any member of the Cinram Group under the Existing Credit Agreement or any other debt agreements to which it is a party or to which it may become a party; provided, however, that any default with respect to obligations (A) incurred in the ordinary course of business, (B) not in respect of borrowed money and (C) aggregating not in excess of ** at any one time outstanding, shall not constitute a Default or Event of Default for purposes of this Section 5(b) (iv) as long as any such default does not result in any cross default in any debt agreement for borrowed money such that that particular debt is also in default.

(v)	Misrepresentation. Any member of the Cinram Group commits any (A) material misrepresentation related to its public disclosure obligations and/or with respect to the Existing Credit Agreement or any other material debt agreements that was not corrected within twenty-four (24) hours of making such misrepresentation via a means reasonably designed to provide broad, non-exclusionary distribution to the public (e.g., a press release, Form 8-K, or so-called “material change report”), or (B) fraud.

(vi)	**

(vii)	**

(viii)	Change in Normal Course Conduct of Business. Cinram or any Affiliate of Cinram that provides Optical Disc manufacturing, packaging or distribution services ceases or threatens to cease conducting business in the normal course.

(ix)	Destruction of Assets. A portion of any assets used in providing any services hereunder are damaged, lost, or destroyed, which has a material adverse impact on Cinram’s ability to perform its services hereunder.

(x)	Change of Control. Any Change of Control (provided that WEA’s termination of the Term based solely on this Section 5(b)(x) shall require written notice to Cinram no later than nine (9) months following the later to occur of (A) such Change of Control or (B) written notice to WEA from a member of the Cinram Group that a Change of Control has occurred).

(xi)	Insolvency Event. Any Insolvency Event.

(xii)	Recorded Music Major Transaction. Any Recorded Music Major Transaction (provided that WEA’s termination of the Term based solely on this Section 5(b)(xii) shall require six (6) months’ prior written notice to Cinram).

(xiii)	Breach of certain representations, warranties and covenants. Cinram or any member of the Cinram Group shall default in the observance or performance of any representation, warranty, agreement, covenant or condition contained in Section 4(a)(ii) above; provided that notwithstanding anything to the contrary in Section 5(b) above, Section 4(a)(ii)(B) and 4(a)(ii)(D) are subject to a cure period of thirty (30) days following such breach and Section 4(a)(ii)(C) and 4(a)(ii)(E) is subject to a cure period of five (5) days following such breach.

(c) Liabilities Prior to Termination. Any termination of the Term under this Section 5 will not relieve Cinram of liability for breaches hereof arising prior to such termination nor shall it relieve WEA from any liability to pay for Services rendered prior to such termination.

(d) Post-Term Procedures.

(i)

Upon the expiration or termination of the Term, Cinram shall immediately cause the cessation of all Services hereunder and shall have no further rights or obligations with respect to Products hereunder except as provided herein, and the US/Canada Transition Agreement (as defined below) shall thereafter apply; provided, however, that upon WEA’s request, Cinram shall fill any then-currently outstanding orders for units of Components and Products pursuant to the terms of this Agreement and the Exhibits hereto. Within ten (10) business days following the expiration or termination of the Term, Cinram shall provide WEA with a list of all Source Materials and units of Components and Products (as applicable) in Cinram’s possession or control on such date. The mere expiration or termination of the Term shall not affect any obligations of WEA to pay for Services rendered by Cinram under this Agreement prior to such expiration or termination or any other obligation that is expressly provided herein to survive the expiration or termination of such Term.

(ii)	The following sections of this Agreement shall survive any expiration or termination of the Term: Sections 1(b), 2, 3, 4, 6, 7, 8 (in accordance with its terms), 9(c) and 10; this Section 5; and any provisions of this Agreement that by their nature are intended to survive expiration or termination of the Term.

(e) Cross-Termination. Notwithstanding anything to the contrary in this Agreement or any other agreement between WEA or its Affiliates and Cinram or any other member of the Cinram Group, and irrespective of whether otherwise expressly provided herein or in such other agreement(s), any right for WEA to terminate the Term and/or for WMI to terminate the term of the International Manufacturing and PP&S Agreement, in whole or in part, shall automatically be deemed to include the right for WEA or WMI (as applicable) to terminate the term of the other such agreement, in whole or in part, upon written notice to Cinram.

6. Motion to Assume or Reject. In the event a bankruptcy or insolvency case is commenced by or against Cinram, Cinram shall decide whether to (a) assume or (b) reject, disclaim or resiliate this entire Agreement, and shall either notify WEA of its decision or, to the extent required by law, file a motion to obtain court approval of its decision, in each case within forty-five (45) days of the entry of the order for relief in such case, which motion and court order approving same shall be in form and substance reasonably satisfactory to WEA. Cinram shall diligently prosecute any such motion.

7. Remedies.

(a) If WEA purports to terminate the Term under Section 5 hereof, then each party hereto shall have the right to seek any remedy or other relief available under applicable law (except as limited by the terms of this Agreement), and each party hereto shall have the right to assert any defenses available under applicable law; provided, however, that under no circumstances shall any party from whom WEA obtains services in substitution for any or all Services to be provided hereunder have any liability whatsoever to Cinram arising out of or related to any actual or purported termination of the Term by WEA, even if in violation of this Agreement, and Cinram shall take no action against any such party in connection with the provision of such services by such party to WEA.

(b) Without limiting Section 7(a) above, the parties acknowledge and agree that: (i) WEA’s rights to exercise and enforce the rights, restrictions, limitations and qualifications imposed in Sections 3, 6, and 8 of this Agreement and Exhibit A (M&P Terms) and Exhibit B (PP&S Terms) to this Agreement are of a special, unique, extraordinary and intellectual character, giving them a peculiar value the loss of which by WEA (A) cannot be readily estimated, or adequately compensated for, in monetary damages and (B) would cause WEA substantial and irreparable harm for which it would not have an adequate remedy at law, and (ii) WEA accordingly will be entitled to equitable relief against Cinram (including without limitation temporary restraining orders, preliminary and permanent injunctive relief, and specific performance), in addition to all other remedies that WEA may have, to enforce the terms and conditions of such Sections of and Exhibits to this Agreement and protect its rights hereunder. Except as otherwise provided herein, the rights and remedies of WEA and Cinram provided under this Agreement are cumulative and in addition to any other rights and remedies of the parties at law or equity.

8. Confidentiality.

(a) Each of Cinram and WEA shall, and shall cause its Affiliates, and its and its Affiliates’ directors, officers, employees and agents (each, a “Recipient”) to, maintain in confidence the material terms of this Agreement, except that (i) WEA may disclose this Agreement on a confidential basis in connection with a potential Recorded Music Major Transaction, to a potential assignee permitted hereunder or to Affiliates of WEA as may be necessary in the ordinary course of business, and (ii) Cinram may disclose this Agreement on a confidential basis to its lenders under the Long-Term Debt or to Affiliates of Cinram as may be necessary in the ordinary course of business (provided, that in each case any such disclosure shall be limited to those persons who agree to be bound by the provisions of this Section 8). The restriction in the preceding sentence shall not apply to information that: (A) becomes generally available to the public other than as a result of disclosure by such Recipient contrary to this Agreement; (B) was available to such Recipient on a non-confidential basis prior to its disclosure to such Recipient; (C) becomes available to such Recipient on a non-confidential basis from a source other than any other Recipient unless such Recipient knows that such source is bound by a confidentiality agreement or is otherwise prohibited from transmitting the information to such Recipient by a contractual obligation; (D) is independently developed by such Recipient without reference to confidential information received from any other party; (E) is required to be disclosed by applicable law or legal process, provided that any Recipient disclosing pursuant to this clause (E) shall notify the other party at least five (5) days prior to such disclosure so as to allow such other party an opportunity to protect such information through protective order or otherwise; (F) is required to be disclosed by any listing agreement with, or the rules or regulations of, any security exchange on which securities of such Recipient or any of its Affiliates are listed or traded; or (G) is required to be disclosed by a party in order to perform its obligations under the Agreement; provided, that any such disclosure shall be limited to those persons who have a need to know such information and who agree to be bound by the provisions of this Section 8. No party hereto shall make a press release or public announcement concerning this Agreement without the prior written consent of the other party hereto.

(b) Cinram shall, and shall cause its Affiliates, and its and its Affiliates’ directors, officers, employees and agents to, maintain in confidence all information that: (i) is in its or their possession by reason of Cinram’s performance of Services hereunder; and (ii) relates to the Products (including, without limitation, shipment and return volumes, shipping destinations, pricing information and other terms of sale). WEA shall, and shall cause its Affiliates, and its and its’ Affiliates’ directors, officers, employees and agents to, maintain in confidence all information that: (x) is in its or their possession by reason of Cinram’s performance of Services hereunder; and (y) relates to the pricing, methods of manufacture or distribution or other proprietary information of Cinram. The restrictions in the two preceding sentences shall not apply to information that: (A) becomes generally available to the public other than as a result of disclosure by such Recipient contrary to this Agreement; (B) was available to such Recipient on a non-confidential basis prior to its disclosure to such Recipient; (C) becomes available to such Recipient on a non-confidential basis from a source other than any other Recipient unless such Recipient knows that such source is bound by a confidentiality agreement or is otherwise prohibited from transmitting the information to such Recipient by a contractual obligation; (D) is independently developed by such Recipient without reference to confidential information received from any other party; (E) is required to be disclosed by applicable law or legal process, provided that any Recipient disclosing pursuant to this clause (E) shall notify the other party at least five (5) days prior to such disclosure so as to allow such other party an opportunity to protect such information through protective order or otherwise; or (F) is required to be disclosed by any listing agreement with, or the rules or regulations of, any security exchange on which securities of such Recipient or any of its Affiliates are listed or traded. Notwithstanding anything to the contrary above, WEA and its Affiliates shall be permitted to disclose any information on a confidential basis in connection with a potential Recorded Music Major Transaction, to a potential assignee permitted hereunder or to third parties and WEA Affiliates as may be necessary in the ordinary course of business (provided, that any such disclosure shall be limited to those persons who agree to be bound by the provisions of this Section 8).

(c) The obligations of WEA and Cinram under Sections 8(a) and 8(b) above shall survive for three (3) years following the expiration or termination of the Term.

9. Force Majeure.

(a) If because of an “act of God”, inevitable accident, fire, lockout, strike or other labor dispute, riot or civil commotion, act of public enemy or other cause of a similar nature not reasonably within Cinram’s control (a “Force Majeure Event”), Cinram is materially hampered in the performance of its obligations under this Agreement or its normal business operations are delayed or become impossible or commercially impracticable, then Cinram shall have the option, by giving WEA written notice, to suspend its obligations under this Agreement solely with respect to those M&P Services, PP&S Services and/or any other Services, in each case, that are affected by such Force Majeure Event, effective upon receipt by WEA of such notice, for the duration of any such contingency. Should Cinram suspend its obligations under this Agreement pursuant to this Section 9(a) with respect to any M&P Services, PP&S Services and/or any other Services, such suspension shall not constitute a breach hereunder and Cinram shall not be subject to price rebates under Section 15 of Exhibit A (M&P Terms) with respect to any occurrences during the pendency of any such suspension of M&P Services, or price rebates under Section 14 of Exhibit B (PP&S Terms) with respect to any occurrences during the pendency of any such suspension of PP&S Services. Immediately upon Cinram’s assertion of its right to suspend its obligations with respect to M&P Services, PP&S Services and/or any other Services under this Agreement, WEA shall have the right to manufacture, package, and/or distribute, as the case may be, Products itself or through third parties during the pendency of such suspension (for purposes of clarity, WEA shall be permitted to use third-party vendors to provide M&P Services, PP&S Services and/or any other Services to the extent affected by such Force Majeure Event for any or all of the total volume of Products hereunder during the pendency of the Force Majeure Event). Further, should Cinram suspend its obligations under this Agreement, and in addition to any other rights of WEA hereunder, WEA shall, on and from the date which is twelve (12) months after the occurrence of (which may be earlier than Cinram’s assertion of suspension under) a Force Majeure Event, have the right to terminate the Term in whole or in part by notice in writing to Cinram unless prior to the date of such termination Cinram has by notice in writing to WEA ended the suspension of Cinram’s obligations under this Agreement. For the avoidance of doubt, should WEA exercise its right of termination under this Section 9(a), no cure period shall be associated with Cinram’s failure to perform its obligations hereunder. No liability or obligation of Cinram under any provision hereof, other than those directly affected by a Force Majeure Event, shall be in any way limited or forgiven as a result of any Force Majeure Event. For the avoidance of doubt, no Termination Event shall, in itself, be deemed to constitute a Force Majeure Event.

(b) In addition, within twenty-four (24) hours of becoming aware of any circumstance or event which may reasonably be anticipated to cause or constitute a Force Majeure Event, Cinram shall notify WEA of such circumstance or event. For the avoidance of doubt, such notice shall not constitute an assertion by Cinram of its right to suspend its obligations hereunder.

(c) If for any reason, Cinram is unable to provide any Services hereunder in connection with any Order(s) for a period exceeding twenty-four (24) hours and such inability is reasonably likely to result in Cinram being unable to meet the Service Level Requirements set forth herein, WEA shall have the right to immediately contract with a third party to provide all or any portion of such services for such period of time as may be reasonably necessary for WEA to obtain the services required to fulfill any such Order(s). Once WEA is reasonably satisfied that Cinram is again able to provide the required Services, WEA shall return the contracted Services to Cinram as soon as it is reasonably able to do so; provided, however, that the return of such Services to Cinram shall be subject to any reasonable commitment WEA has made to the applicable third party that such Services would remain with such third party for a period of time. Cinram shall reimburse WEA upon demand for any and all incremental out-of-pocket charges that WEA reasonably incurs as a result of transferring its Services under this Section 9(c).

10. Miscellaneous.

(a) Waiver. Any party to this Agreement may: (i) extend the time for the performance of any of the obligations or other acts of the other party hereto; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto; or (iii) waive compliance with any of the agreements or conditions of the other party hereto contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of either hereto party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(b) Assignment. Cinram shall not have the right without WEA’s prior written consent (which consent may be granted or withheld in the sole discretion of WEA) to assign this Agreement or any of the rights granted to Cinram hereunder, in whole or in part; provided, however, that Cinram shall be permitted to assign this Agreement to any wholly owned subsidiary of Cinram International Inc. (provided, further, that Cinram has given WEA prior written notice of such assignment, and that notwithstanding such assignment, Cinram at all times shall remain directly and fully responsible and liable to WEA for the performance of all Services and for all of its representations, warranties and obligations, including without limitation indemnification obligations, hereunder). WEA shall have the right without Cinram’s consent to assign this Agreement, in whole or in part, to any subsidiary, parent company or Affiliate of WEA, or to any third-party acquiring all or substantially all of WEA’s assets or equity; provided, however, that, in each case, notwithstanding such assignment, WEA at all times shall remain directly and fully liable to Cinram for the performance of the obligations of WEA hereunder.

(c) No Solicitation. During the Term and for a period of ** thereafter, neither Cinram nor any of Cinram’s Affiliates may offer employment to any Employee or offer manufacturing, packaging, distribution, pick, pack and ship or similar services to any Distributed Label without the prior written approval of WEA. For purposes of this Section 10(c), “Employee” shall mean any United States employee at the director or department head level or above of WEA (or its Affiliates); and “Distributed Label” shall mean any company whose products are then, or have within the past six (6) months been, distributed by WEA (or its Affiliates) (e.g., under a “P & D” agreement or pick, pack and ship arrangement, etc.).

(d) Further Assurances. Cinram and WEA each agree to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary to more fully effectuate this Agreement.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, each of the parties hereto and their respective permitted assigns.

(f) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(f)):

WEA:

Warner-Elektra-Atlantic Corporation

75 Rockefeller Plaza

New York, New York 10019

Attn: President

Fax: (212) 258-3121

with copies to:

Warner Music Group

75 Rockefeller Plaza

New York, New York 10019

Attention: EVP & General Counsel

Fax: (212) 258-3092

Warner-Elektra-Atlantic Corporation

75 Rockefeller Plaza

New York, New York 10019

Attn: SVP, Business & Legal Affairs

Fax: (212) 275-3341

Cinram:

Cinram International Inc.

2255 Markham Road

Scarborough, Ontario M1B 2W3

Canada

Attn: Steve Brown

Fax: (416) 298-0612

with a copy to:

Office of General Counsel

Cinram

860 Via de la Paz, Suite F4

Pacific Palisades, CA 90272

Attn: Howard Z. Berman, Esq.

Fax: 310-230-9969

(g) Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any federal, state, local or foreign statute, law, ordinance, regulation, code, order, other requirement or rule of law or by public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(i) No Agency. WEA and Cinram each shall have the status of an independent contractor and nothing herein contained shall contemplate or constitute WEA as Cinram’s agent or employee or Cinram as WEA’s agent or employee. This Agreement does not constitute or acknowledge any partnership or joint venture between WEA and Cinram.

(j) No Third-Party Beneficiaries. Except for the provisions of Sections 4(b) and 4(d) above relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(k) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE. EXCEPT AS PROVIDED IN SECTION 12(g) OF OR SCHEDULE F TO EXHIBIT A (M&P TERMS) HERETO OR IN SCHEDULE C TO EXHIBIT B (PP&S TERMS) HERETO, ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 10(f) HEREOF. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 10(k) SHALL AFFECT THE RIGHT OF EITHER PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE CONSENTS TO JURISDICTION SET FORTH IN THIS SECTION 10(k) SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF NEW YORK AND SHALL HAVE NO EFFECT FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS SECTION 10(k) AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PARTY OTHER THAN THE PARTIES HERETO.

(l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO: (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(l).

(m) Consents. Except as specifically provided to the contrary herein, if any consent, approval or authority is required from either party hereto, such consent, approval or authority shall not be unreasonably withheld or delayed.

(n) Limitation of Liability. **

(o) Vinyl. For the avoidance of doubt, Products in vinyl format are excluded from this Agreement, provided, however, that Cinram will perform PP&S Services for Products in vinyl format as requested by WEA.

(p) Joint and Several Liability. Cinram International Inc., Cinram Manufacturing LLC, and Cinram Distribution LLC are and shall be jointly and severally liable for all representations, warranties and obligations (including without limitation indemnification obligations) of Cinram under this Agreement.

(q) Entire Agreement; Amendment/Modification; Order of Precedence.

(i)	This Agreement, including Exhibit A (M&P Terms), Exhibit B (PP&S Terms), Exhibit C1 (C1 Letter) and Exhibit C2 (C2 Letter) hereto, all Schedules to such Exhibits, and any other appendices and attachments hereto or thereto (each of the foregoing hereby incorporated into this Agreement by this reference), contains the entire understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, arrangements, understandings, proposals, and discussions, and any amendments thereto, between the parties to this Agreement relating to the subject matter hereof (including without limitation the US Manufacturing Agreement, the US PP&S Agreement, the Canada Manufacturing Agreement and the Canada Distribution Agreement). WEA and Cinram acknowledge that in addition to this Agreement, the parties hereto and/or certain of their Affiliates have entered into the International Manufacturing and PP&S Agreement, the US/Canada Transition Agreement, and the International Transition Agreement simultaneously with the execution of this Agreement.

(ii)

The US Manufacturing Agreement, the US PP&S Agreement, and the Canada Distribution Agreement are hereby terminated as of the Effective Date and shall no longer bind the parties to such agreements or the parties to this Agreement, except as otherwise expressly set forth therein or herein. Without limitation, (A) Sections 5(d), 7(b), 9, 10(f) and 16 of the US Manufacturing Agreement, Sections 6(d), 8(b), 10, 11(f) and 15 of the US PP&S Agreement, and Sections 11, 23 and 28 of the Canada Distribution Agreement, shall survive the termination of such agreements, and (B) Section 8 (Post-Term Procedures) of the US Manufacturing Agreement and Section 9 (Post-Term Procedures) of the US PP&S Agreement shall not survive the termination of such agreements and shall no longer bind the parties to such agreements or the parties to this Agreement. As of the Effective Date, any Confidential Information exchanged between the parties pursuant to the US Manufacturing Agreement, the US PP&S Agreement, the Canada Manufacturing Agreement or the Canada Distribution Agreement shall be governed solely by Section 7 of this Agreement (as if such Section 7 were in effect at the time such Confidential Information was exchanged), and not by the surviving provisions of such terminated agreements.

(iii)	Except as otherwise expressly provided herein, this Agreement may not be modified or amended except in writing executed by WEA and Cinram. In the event of an otherwise irreconcilable conflict between the terms and conditions set forth in the main body of this Agreement and the terms and conditions set forth in any Exhibit hereto, the terms and conditions set forth in the main body of this Agreement shall control.

11. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, as to any Person, any other Person that directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote ten percent (10%) or more of the capital stock or other ownership interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of capital stock or other ownership interests, by contract or otherwise.

(b) “Change of Control” shall mean: **

(c) “Cinram Group” shall mean Cinram International Inc. and its subsidiaries and Affiliates, and a “member” of the Cinram Group shall mean any such entity, and for the avoidance of doubt, includes the Permitted Holdco if it is the Continuing Corporation following a Permitted Conversion.

(d) “Existing Credit Agreement” shall mean that certain Credit Agreement dated as of May 5, 2006, as it may be amended from time to time, among Cinram International ULC, Cinram International Inc., Cinram, Inc., Ivy Hill Corporation and Cinram (U.S.) Holding’s, Inc., as borrowers, certain guarantors referred to therein, various lenders, Credit Suisse Securities (USA) LLC, as syndication agent, and JP Morgan Chase Bank, N.A., as administrative agent.

(e) “Fund” shall mean Cinram International Income Fund.

(f) “Insolvency Event” shall mean any of the foregoing: (i) the auditors of Cinram or any other member of the Cinram Group issue a qualified opinion questioning such Cinram Group member’s ability to continue operating as a going concern; (ii) indebtedness of Cinram or any other member of the Cinram Group, with an aggregate principal amount in excess of ** dollars (**), is either not paid when due (at maturity, redemption or otherwise) or is declared due prior to its stated maturity date; (iii) Cinram or any other member of the Cinram Group is unable, admits in writing its inability or fails generally to pay its debts as they become due; or Cinram or any other member of the Cinram Group is wound up, dissolved or liquidated either by act of law or otherwise; (iv) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of Cinram or any other member of the Cinram Group or its debts or assets, and such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any such liquidation, reorganization or other relief shall be entered, or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Cinram or any other member of the Cinram Group and an order or decree approving or ordering such appointment shall be entered; (v) Cinram or any other member of the Cinram Group commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) (the “BIA”); (vi) one or more creditors file an application for a bankruptcy order against Cinram or any other member of the Cinram Group or files an assignment in bankruptcy under the BIA; (vii) Cinram or any other member of the Cinram Group files a proposal or a notice of intention to make a proposal under the BIA or commences proceedings under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) or otherwise seeks to make an arrangement, adjustment, composition, liquidation, dissolution or similar relief under the BIA, CCAA, CBCA or otherwise; or an application, motion or petition is made against Cinram or any other member of the Cinram Group seeking such relief, other than a Permitted Corporate Arrangement; (viii) any trustee in bankruptcy, interim receiver, receiver, receiver and manager, provisional liquidator, liquidator, or person with similar powers, is appointed in respect of Cinram or any other member of the Cinram Group or its assets; or an application, motion or petition is made by or against Cinram or any other member of the Cinram Group seeking such relief; (ix) Cinram or any other member of the Cinram Group files a voluntary petition in bankruptcy or receivership of any petition or answer seeking, consenting to, or acquiescing in, or the entry of any court order providing for, reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief, other than in connection with a Permitted Corporate Arrangement; (x) any creditor enforces, delivers notice of enforcement or becomes entitled to enforce against any significant part of the assets of Cinram or any other member of the Cinram Group; or any writ, warrant of attachment, execution or similar process is issued or levied against all or any significant part of the assets of Cinram or any other member of the Cinram Group; (xi) the failure of Cinram or any other member of the Cinram Group or its bankruptcy estate to move for assumption or rejection of this Agreement within five (5) days after an order for relief has been entered under Title 11 of the United States Code with respect to a petition filed by or against such Cinram Group member; or (xii) the voluntary or involuntary creation (through some action or inaction on Cinram’s or any other member of the Cinram Group’s part or behalf) of a security interest, lien, assignment, transfer, pledge or hypothecation of any Products or Inventory owned by WEA, or any of the proceeds thereof that is not removed within five (5) business days after Cinram knows or should have known the existence of such security interest, lien, assignment, transfer, pledge or hypothecation. Notwithstanding the foregoing, an Insolvency Event in connection with a particular member of the

Cinram Group that meets each and all of the conditions in subparagraph 11(b)(x)(A) to (D) above shall not be considered a Termination Event (as defined above) by such member of the Cinram Group.

(g) “International Manufacturing and PP&S Agreement” shall mean that certain International Manufacturing and PP&S Agreement entered into of even date herewith between and among WMI, Cinram International Inc., Cinram GmbH and Cinram Operations UK Limited.

(h) “International Transition Agreement” shall mean that certain International Transition Agreement entered into of even date herewith between and among WMI, Cinram International Inc., Cinram GmbH and Cinram Operations UK Limited.

(i) “Major” shall mean any one of the following companies: Sony Music Entertainment Inc., EMI Group Ltd. or Universal Music Group (or their successors).

(j) “Original International Manufacturing Agreement” shall mean that certain International Manufacturing and Packaging Agreement, dated as of October 24, 2003, between WMI and Cinram GmbH, as amended.

(k) “Permitted Conversion” shall mean a conversion transaction effected solely to convert the Fund from an income trust structure to a corporate structure as a result of the “SIFT Rules,” where the following conditions are met: (i) the unitholders of the Fund exchange all of their units of the Fund for common shares of Cinram International Inc. or a Permitted Holdco (the public entity being referred to as the “Continuing Corporation”), (ii) the Continuing Corporation will be the entity through which the public investors in the Fund will hold their equity interest in the Cinram Group, (iii) the public ownership of the Continuing Corporation following the conversion is in all material respects the same as the public ownership of the Fund immediately prior to the commencement of the conversion transaction, (iv) there is no change in the assets, debts or liabilities of Cinram International Inc. and its subsidiaries and Affiliates controlled by Cinram International Inc. as of the date hereof as a result of, or in connection with, the conversion transaction other than non-material and incidental expenses required to effect the conversion transaction, (v) there is no additional security interest, lien, claim, assignment, transfer, pledge, hypothecation or other encumbrance on the assets of any member of the Cinram Group as a result of or in connection with the conversion transaction, excluding for greater certainty, any transfer of assets and assumption of liabilities of the Fund, the Trust, the Partnership and Cinram International ULC to and by a Permitted Holdco respectively on a wind-up or dissolution of the Fund, the Trust, the Partnership and Cinram International ULC pursuant to a Permitted Conversion, (vi) all material consents to the conversion transaction have been obtained by the Cinram Group, (vii) the conversion transaction does not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of benefit under, or result in the creation of any security interest, lien, claim, pledge, hypothecation or other encumbrance in or upon any the properties or assets of any member of the Cinram Group, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of any member of the Cinram Group to require any member of the Cinram Group to acquire such security), any material loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written to which any member of the Cinram Group is a party or bound by or any of their respective properties or assets are bound by or subject to or otherwise under which any member of the Cinram group has rights or benefits, (viii) the conversion transaction does not otherwise result in a Change of Control, (ix) the conversion transaction is effected in compliance with all applicable laws, and (x) if a Permitted Holdco is the Continuing Corporation, such Permitted Holdco has provided a written guarantee to WEA in form and substance satisfactory to WEA acting reasonably of the obligations of the Core Companies under the

WEA Agreements on or before the exchange of units for shares of the Permitted Holdco pursuant to the Permitted Conversion.

(l) “Permitted Corporate Arrangement” means a corporate arrangement under the Canada Business Corporations Act (“CBCA”) (i) for the sole purpose of a Permitted Conversion, or (ii) where each of the following conditions are met: (A) each of the Core Companies is solvent (as construed under any of the CCAA or BIA) immediately prior to the filing of the corporate arrangement, (B) none of the conditions in paragraphs 11(b)(x)(A) through 11(b)(x)(D) of this Agreement exist, (C) none of the Core Companies are relieved, stayed, prohibited or impaired from the performance of any or all of its obligations under this Agreement, and no order is sought or obtained staying, limiting, prohibiting or impairing WEA from exercising or relying on any of its rights or remedies under this Agreement, (D) there is no exchange or issuance of securities, other than a debt for equity swap, which may include a reasonable consent or similar fee paid to the debt holders by way of issuance of securities, (E) except in the circumstances described in subsection (iii) of this Section 11(l) to the contrary, there is no Change in Control as defined in this Agreement, (F) there is no transfer of all or substantially all of the property of any of the Core Companies assets, (G) there is no liquidation or dissolution of any of the Core Companies, (H) the extension of any debt under the corporate arrangement is not less than 18 months, and (I) prior to any proceedings being brought, instituted or filed in connection with such corporate arrangement, the written consent and approval of at least 67% in dollar amount of the creditors affected by the proposed corporate arrangement shall have been obtained.

(iii) On one single occurrence during the Term, Sections 11(b)(i) (insofar as it applies to an “arrangement”) and 11(b)(ii) of this Agreement shall not apply if a Person or group of Persons (for purposes of this definition, a “Group”) (as the term “group” is used in Rule 13d-5 of the United States Securities Exchange Act of 1934) (the “Exempt Party”) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the aggregate voting power or aggregate equity value represented by the issued and outstanding Ownership Interests of Cinram or any member of the Cinram Group pursuant to (1) a debt for equity swap in connection with a Permitted Corporate Arrangement, (2) an issuance in connection with a Permitted Corporate Arrangement of instruments convertible into or exchangeable for such Ownership Interests, or (3) an issuance of Ownership Interests the proceeds of which are used to repurchase Ownership Interests or instruments convertible into or exchangeable for Ownership Interests issued in connection with a Permitted Corporate Arrangement, in each case provided that all of the following conditions are met:

(A) during the Term, the Exempt Party does not, and is not entitled, directly or indirectly (through a voting trust or similar agreement or otherwise), to appoint more than 30% of the board of directors (or equivalent) of Cinram or any member of the Cinram Group, or otherwise controls the business of such entities; and

(B) during the Term, the Exempt Party is not directly or indirectly a competitor of WEA; and

(C) during the Term, the Exempt Party does not, directly or indirectly, have an Ownership Interest in a competitor of WEA, other than an Ownership Interest in, a publicly listed competitor of WEA in the aggregate amount of less than five percent (5%) of the aggregate voting power or aggregate equity value represented by the issued and outstanding Ownership Interests of such competitor.

Thereafter, Sections 11(b)(i) and 11(b)(ii) of this Agreement shall apply to any other Persons or Group without regard to this exception.

(m) “Permitted Holdco” shall mean a corporation (i) incorporated in Canada for purposes of effecting the conversion of the Fund to a corporate structure; (ii) that prior to the exchange of its shares for units of the Fund, conducted no business, held no assets and had no liabilities other than non-material assets and liabilities incidental to the Permitted Conversion; (iii) that following the Permitted Conversion (including the wind-up or dissolution of the Fund, the Trust, the Partnership and Cinram International ULC) will hold no other material assets other than the shares of Cinram International Inc.; and (iv) that will as part of the Permitted Conversion receive all of the assets of the Fund, the Trust, the Partnership and Cinram International ULC and assume all of the liabilities of the Fund, the Trust, the Partnership and Cinram International ULC.

(n) “Person” shall mean an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

(o) “U.S. IT Administration Agreement” shall mean that certain US Administrative Services Agreement, dated as of October 24, 2003, among WEA, on the one hand, and Cinram Manufacturing LLC, Cinram Distribution LLC and certain of their Affiliates, on the other hand.

(p) “US/Canada Transition Agreement” shall mean that certain US/Canada Transition Agreement entered into of even date herewith between WEA and Cinram.

(q) “WMI” shall mean WEA International Inc.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

WARNER-ELEKTRA-ATLANTIC CORPORATION

By:	/s/ Paul Robinson

Name:	Paul Robinson

Title:	Vice President

Date:	November 16, 2010

CINRAM INTERNATIONAL INC.

By:	/s/ Steve Brown

Name:	Steve Brown

Title:	CEO

Date:	November 16, 2010

CINRAM MANUFACTURING LLC

By:	/s/ John H. Bell

Name:	John H. Bell

Title:	CFO

Date:	November 16, 2010

CINRAM DISTRIBUTION LLC

By:	/s/ John H. Bell

Name:	John H. Bell

Title:	CFO

Date:	November 16, 2010

Exhibit A

M&P Terms

References to “Company” when used in this Exhibit shall be deemed to refer to Cinram (as defined in this Agreement). Capitalized terms used in this Exhibit but not defined where they appear in the text are defined in Paragraph 14 below.

1. Appointment.

(a)

(i)	WEA hereby appoints Company to render, and Company shall render, M&P Services for one hundred percent (100%) of Products (subject to the Permitted Exclusion and the other terms and conditions of this Agreement), in accordance with the terms hereof.

(ii)	Notwithstanding anything to the contrary contained in Paragraph 1(a)(i), from and after the effective date of a Recorded Music Major Transaction (the “RMMT Effective Date”), the appointment of Company hereunder shall instead be to render, and Company shall render, M&P Services for at least the Specified Percentage (and, at WEA’s election, more than the Specified Percentage) of Products in accordance with the terms hereof (subject to the Permitted Exclusion and the other terms and conditions of this Agreement). WEA shall use commercially reasonable efforts to provide that the Combined Entity’s ordering of units of Products and Components under this Exhibit (i.e., mix of New Releases and Catalog Titles and special packaging orders) following the RMMT Effective Date remains generally consistent with WEA’s ordering of units of Products and Components under this Exhibit prior to the RMMT Effective Date. The “Specified Percentage” equals the fraction, expressed as a percentage: (A) the numerator of which shall be one hundred percent (100%) of the number of units of Products manufactured and packaged by Company for WEA under this Exhibit and (prior to the Effective Date) under the US Manufacturing Agreement (and/or by WEA on its own behalf, if applicable) during the twelve (12) complete calendar months immediately preceding the RMMT Effective Date (the “WEA Output”); and (B) the denominator of which shall be the WEA Output plus one hundred percent (100%) of the number of units of Records, in any Optical Disc format, manufactured and packaged for sale in the Territory by or for the recorded music business of the applicable Major during the same twelve (12)-month period.

(b) Reservation of Rights. WEA hereby reserves all rights in and to Products not otherwise expressly granted to Company herein.

(c) Reports. Company shall prepare for WEA all of the same production, shipments and inventory reports in the same format and detail that WEA’s systems provided as of the Effective Date (it being understood that Company shall not be required to prepare for WEA any reports that would require Company to incur additional out-of-pocket expenses in order to provide them, unless WEA agrees to pay any such actual out-of-pocket expenses) and shall supply WEA with such reports on at least a monthly basis during the Term. If Company provides more detailed reports to any other party during the Term, Company shall, at WEA’s request, provide such more detailed reports to WEA hereunder as of the date that Company commences providing such more detailed reports to such other party but subject to the same terms and conditions under which such reports are provided to such other party (e.g., any additional fees or amounts charged to such party for such more detailed reports). Nothing in such reports shall impart any competitively-sensitive information about Company, Company’s Affiliates or any third parties for which Company renders any services or any personal data possessed by Company.

2. Title. As set forth in this Exhibit, Company shall sell to WEA, and WEA shall purchase from Company, Components and Products from time to time pursuant to the terms hereof. Title to units of Components and Products manufactured or packaged by Company pursuant to this Exhibit shall pass to WEA upon the first to occur of the completion of the manufacture or packaging thereof or the time that such goods are identified to the contract as contemplated in UCC Section 2-501. Further, Company acknowledges and agrees that title to units of Products and Components that are received by Company under this Exhibit for distribution shall remain in WEA (or WEA’s Affiliates, as applicable) at all times. Company acknowledges that Products (including all intellectual property contained therein and relating thereto) are protected under copyright laws and that WEA is the rightful owner or license holder of all such copyrights. Company acknowledges that any removal of any such materials from Company’s approved facilities without WEA’s written approval, and any distribution of any such materials in the Territory without WEA’s written approval, is an infringement of WEA’s copyright. Company shall bear the risk of loss for units of Products in Company’s possession, under Company’s control or in transit from Company or its designees to any Facility; provided, however, that WEA shall bear the risk of loss for any units of Products in transit for which WEA is responsible for paying the shipping. Notwithstanding, and in addition to, the foregoing, solely to protect WEA in the circumstance that it is ever determined by a court of competent jurisdiction that units of Components and/or Products are owned by Company contrary to the express terms of this Exhibit and intention of the parties, Company hereby grants and shall be deemed to have granted to WEA on the Effective Date a security interest in all such present and future Components and Products, and all products and proceeds (including, without limitation, insurance proceeds but excluding amounts payable to Cinram for M&P Services provided hereunder) of the foregoing, and any additions, improvements and accessions to, and all books and records describing or used in connection with any of the foregoing, to secure all debts, liabilities and obligations of Company to WEA, whether now existing or arising hereafter (including without limitation as a result of Company’s breach of this Agreement or any other agreement with WEA, including as a result of the rejection of this Agreement or any other agreement with WEA in a bankruptcy or similar proceeding) and whether liquidated or contingent. The security interest shall attach on the earlier of when such Components or Products are (a) acquired by the Company, (b) manufactured by the Company, or (c) identified to the contract as contemplated in UCC Section 2-501. Company agrees to take such steps as WEA may reasonably request in connection with the perfection of such security interest or otherwise to protect the rights of WEA with respect thereto, at WEA’s expense. WEA shall have all rights, powers and privileges of a secured party under the UCC.

3. Services.

(a) Level of Services. Company shall not allocate its facilities, plant capacity or personnel to fulfillment of orders of any other party in a manner which is more favorable than its allocation of such facilities, plant capacity and personnel to the fulfillment of Orders hereunder. In addition, the Services:

(i)	shall be rendered on a so-called “label blind” basis;

(ii)	shall be rendered in at least the same general manner, subject to at least the same general standards and in at least the same general quality as provided by Company to all other parties whose Records are manufactured and/or packaged by Company in the Territory, but if any such services are not part of the standard Services otherwise provided to WEA hereunder and the provision of such services is at a higher cost to Company, then if WEA requests such services, such services shall be provided to WEA hereunder, but subject to the same terms and conditions provided to such other party. This Paragraph 3(a)(ii) shall not require that Company provide WEA with the automated services provided in Company’s Huntsville Facility or otherwise require Company to provide any new services to WEA if the cost of providing such services would be similarly unreasonably burdensome to Company; provided, however, that nothing in this sentence shall limit Company’s obligations set forth in Paragraph 6 of this Exhibit;

(iii)	shall be rendered in at least the same manner, subject to at least the same standards and in at least the same quality as was provided to WEA’s Affiliates for the products of WEA’s Affiliates immediately prior to the Original Effective Date;

(iv)	shall be rendered in accordance with “first-class” standards that meet the highest quality available in the industry;

(v)	shall be rendered in accordance with, or exceed, each of the service level requirements set forth on Schedule A hereto (the requirements set forth on Schedule A hereto being the “Service Level Requirements”); and

(vi)	shall, to the extent rendered for the production of Products in CD or DVD format, be rendered in accordance with the technical specifications set forth on Schedule B hereto (the requirements set forth on Schedule B hereto being the “Technical Specifications”).

(b) Copy Protection and Digital Rights Management. WEA may from time to time require the integration of copy protection and digital rights management technology into certain Products. Company shall use its commercially reasonable efforts to ensure that it is equipped to provide such technology and shall obtain necessary licenses from the supplier therefor. WEA shall, unless otherwise agreed, be responsible for the copy protection or digital rights management technology license fees and the cost of any packaging adaptation necessary to provide notification of the use of such technology as may be required by the applicable law in the country of sale, and (except as otherwise expressly set forth in this Paragraph 3(b)) all other costs relating to copy protection and digital rights management shall be borne by Company. Company shall report units manufactured and technologies used to WEA on a monthly basis to facilitate the administration of the copy protection and digital rights management license fees. Company shall assist WEA in assessing and testing new copy protection and digital rights management technologies, and on forty-five (45) days’ notice will make provision for new copy protection and digital rights management technologies to be implemented, but only so long as such new technologies are available to Company for use. To the extent that the actual, documented, out-of-pocket, non-overhead cost to Company for the assessment, testing and implementation of such new copy protection and digital rights management technologies exceeds one hundred thousand dollars ($100,000) in the aggregate in respect of any Contract Year, then WEA shall reimburse Company for any such excess (but solely to the extent that WEA requested that Company assess, test or implement such new technology). To the extent that any other parties serviced by Company actually utilize any such new copy protection and digital rights management technology, WEA’s obligation to reimburse Company for any such excess shall be reduced pro rata based on the total number of Company’s customers utilizing the new copy protection and digital tights management technology. If WEA has already reimbursed Company pursuant to the preceding sentence and subsequently is entitled to a pro rata reduction as provided herein, Company shall refund such amount within thirty (30) days of the date such other party begins utilizing such new copy protection and digital rights management technology.

(c) Fees. M&P Services shall be furnished at the prices set forth on Schedule C hereto and as set forth in this Paragraph 3(c), as they may be modified from time to time by operation of Paragraphs 12 and 15 of this Exhibit (the “Fees”). All amounts set forth in this Agreement including the Schedules hereto are denominated in US dollars, except where such amounts are expressly designated in Canadian dollars in particular Schedules to this Agreement. Throughout the Term, with respect to M&P Services for which there is no price on Schedule C hereto, Company shall provide such Services to WEA, on a non-exclusive basis only, at competitive market rates otherwise available to WEA. Notwithstanding the foregoing sentence, Company shall not be required to provide any such services unless WEA (either itself or through any of its Affiliates) provided such services on its own behalf prior to the Original Effective Date or if Company then-currently provides such services to any party.

(d) Subcontracting. Each entity set forth in Schedule D (Approved Subcontractors) hereto shall be deemed to be an Approved Subcontractor under this Exhibit, solely with respect to performance of the specific M&P Services identified in Schedule D (Approved Subcontractors) for such entity. Orders hereunder shall not be subcontracted to a greater degree than any other orders. Without limiting any other provision of this Agreement, WEA may from time to time designate organizations as prohibited subcontractors under this Agreement if WEA reasonably believes such organizations would not be likely to be able to adhere to the provisions of this Agreement.

(e) Compliance with Law; Code of Conduct. Company shall comply (i) with all laws and regulations in connection with Company’s undertakings under this Agreement, except where the failure to do so individually or in the aggregate is immaterial; and (ii) subject to relevant local laws including privacy laws, with the code of conduct attached as Schedule E hereto.

(f) Delivery of Source Materials. WEA shall, at WEA’s sole expense, deliver to Company (or to such suppliers as Company may designate) all Source Materials. WEA shall retain title to all Source Materials supplied to Company or its designees, including all digital files derived from such Source Materials. Company shall have no rights in such Source Materials, and will return all such Source Materials to WEA promptly upon request; provided, however, that transfer of DDP (disc description protocol) files previously provided to WEA shall be subject to payment of a mutually agreed upon price. Company shall maintain systems at no charge to WEA so as to be able to receive Source Materials in digital form and online, which shall include metadata and digital proofs.

(g) Ordering.

(i)	It shall be WEA’s responsibility to determine its production requirements and to order units of Components and Products. All Orders for units of Components and Products shall be evidenced by a written purchase order. Orders must include all information necessary to properly identify the Components and Products to be manufactured and packaged, including artist, title, catalog number and quantity. Company shall use the entire UPC or EAN codes to identify all Components and Products.

(ii)	Prior to manufacture, an Order must be Workable. Company shall deliver finished goods units of Components and Products to WEA’s designated locations within the applicable time periods set forth on Schedule A hereto. All of the time periods set forth on Schedule A hereto are referred to as the applicable Turnaround Times for the manufacture of Components and for units of Products in each configuration, respectively, and are measured from the time the Order is Workable.

(iii)	At the times that WEA submits Orders, to the extent that an Order is for multiple selections, WEA shall have the right to determine the priority in which the Orders should be filled (that is, it shall have the right to determine and designate which part of the Order is to be delivered within the shorter of the applicable Turnaround Times and which part of the Order is to be delivered within the longer of the applicable Turnaround Times).

(iv)	For each item (i.e., a particular Product) in an Order, there shall be an allowable fulfillment deviation as set forth below:

Order Size in Units	Deviation for Catalog titles		Deviation for New Releases

0-10,000	*	*	*	*

10,001-50,000	*	*	*	*

50,001-300,000	*	*	*	*

300,001 and up	*	*	*	*

Orders filled within such deviation shall be deemed to be satisfied, and WEA shall pay Company on the actual number of units delivered at the rate(s) charged by Company pursuant to the original Order to which such deviation relates.

(h) Quarterly Meetings. At least once every calendar quarter, WEA may meet with Company’s Chief Executive Officer (or equivalent) and Chief Financial Officer (or equivalent) to assess Company’s performance under this Exhibit and its ongoing ability to perform its obligations under this Exhibit.

(i) Shipping Costs. Company shall bear the cost and expense of shipping of any and all units of Products, Components or other materials manufactured hereunder from the point of manufacture to: (i) any distribution or warehouse Facility; and (ii) from any distribution or warehouse Facility to any other distribution or warehouse Facility, so long as such movement described in (ii) above is at the direction of Company in its own discretion. Except as otherwise specifically provided herein, WEA shall be responsible for the cost and expense of all other shipments under this Exhibit. To the extent that any shipping costs under this Exhibit are to be borne by WEA but are actually paid by Company, WEA shall only be required to pay Company’s actual, documented, out-of-pocket costs charged by such shipping agent for the shipment of units of Products and/or other materials under this Exhibit, and such costs shall be reimbursed to Company by WEA within ten (10) business days following Company’s rendition of such invoice to WEA (but in no event shall WEA be required to make any such payment of such invoice prior to Company’s payment of such invoice to such shipping agent). If WEA is responsible for shipping expenses, should WEA so elect, WEA shall have the right to: (A) select the shipping agent(s) utilized by Company for shipping of units of Products and/or other materials under this Exhibit (and, in doing so, assume the risk of loss for such units of Products in transit); or (B) in lieu of selecting such shipping agent(s), require that Company submit to WEA any proposed shipping agent(s) which Company wishes to utilize this Exhibit for WEA’s prior written approval. If, in a particular instance, WEA is not responsible for shipping expenses or WEA does not exercise its rights pursuant to the preceding sentence,

Company shall utilize the same shipping agent(s) utilized by Company for the shipping of a majority of the other products shipped by or on behalf of Company.

(j) No Unauthorized Manufacture. Company acknowledges that WEA may suffer substantial damages as a result of the unauthorized manufacture of Components or Products. Therefore, Company agrees that: (i) Company shall produce only those quantities of units of Components and Products as are specified in a written Order issued by WEA and subject to the terms set forth in this Agreement; (ii) Company shall deliver the units of Components and Products specified in each Order only to the recipient and location designated by WEA in such order; and (iii) upon WEA’s request from time to time, Company shall deliver to WEA separate written confirmation of each manufacturing run made of each Product and Component pursuant to each Order, including the date of the manufacturing run and the number of units produced during the run.

(k) [INTENTIONALLY OMITTED]

(l) **

(m) Business Continuity; Facilities.

(i)	**

(ii)	Upon WEA’s request, senior Company employees shall meet with a team designated by WEA to discuss ongoing business continuity issues and, if deemed applicable by WEA, an efficient transition to one or more new manufacturers and/or distributors. At WEA’s option, WEA and/or its designated agent(s) shall be permitted at any time during normal business hours to enter any facilities in which any property of WEA (including without limitation Inventory, BOMs, DDPs, Products, or Components) resides, in order to retrieve or otherwise access any such WEA property.

(iii)	Company shall provide at least ** prior written notice to WEA of any actual or anticipated closure or discontinuation of use (whether permanent or temporary and whether partial or complete) of any of Company’s facilities used in providing M&P Services (including without limitation Company’s facilities in Aurora, IL or Olyphant, PA). In the event of any actual or anticipated closure or discontinuation of the use of (whether permanently or temporarily and whether partially or completely) any such facilities, then Company shall: (A) pay and be responsible for, and shall reimburse WEA for, all reasonable expenses incurred by WEA arising from any change to one or more new facility(ies); (B) reimburse WEA for increased shipping and related costs and expenses incurred by WEA as a result of such change (and shall provide WEA with any other similar types of reimbursements and other accommodations as were provided to WEA after the closing of Company’s Simi Valley facility); and (C) ensure that there is no adverse impact on the services (including without limitation the quality, reliability, timeliness, or cost to WEA thereof) and/or Company’s satisfaction of any Service Level Requirements.

(iv)	Company shall provide advance written notice to WEA of all decisions regarding the sale, transfer, disposition, or any other change with respect to Company’s material property, facilities and/or assets used in providing M&P Services.

(n) Transfer of WEA Assets. Upon WEA’s request, at any time during the Term, Company shall transfer all property of WEA (including without limitation physical finished goods, Inventory, BOMs, DDPs (to the extent not previously provided), Products and Components) to up to two (2) locations designated by WEA, in a secure fashion in accordance with industry custom. If WEA requests any additional preparation, packaging or stickering (other than shipping such items in a secure fashion in accordance with industry custom and the performance of the other services required hereunder), pricing for such services shall be subject to the mutual agreement of WEA and Company. Company shall provide no fewer than **, in order to implement such transfer requests by WEA and shall begin such transfers no later than ** after the applicable transfer request from WEA. At WEA’s option, WEA and/or its designated agent(s) shall be permitted at any time during normal business hours to enter any facilities in which any property of WEA is stored (including without limitation physical finished goods, Inventory, BOMs, DDPs, Products and Components), in order to retrieve or otherwise access any such Products and other WEA property.

4. Company’s Financial Obligations. WEA shall not be responsible for payment of any of Company’s (or Company’s Affiliates’) indirect or general overhead charges or the salaries of Company’s (or Company’s Affiliates’) employees or agents. All costs associated with the rendering of Services shall be borne by Company. Such costs to be borne by Company include any patent royalties or other similar royalties or license fees payable in connection with the manufacture of Products and Components , which costs, for the avoidance of doubt, exclude mechanical royalties, record royalties and copy protection and digital rights management (i.e., DRM) technology license fees.

5. Other Obligations.

(a) Storage of Source Materials, Components and Finished Units of Products. Company shall accept and store all Source Materials and Inventory delivered to or otherwise held by Company under this Exhibit at no charge; provided, however, that with respect to any particular Product, Company shall not be required to store more Source Materials or Inventory than is necessary to satisfy the next ** demand (such determination as to what constitutes ** demand shall be made jointly by WEA and Company based, where possible, upon actual, gross units ordered during the ** period and shall be made for all Source Materials and Inventory no more frequently than semi-annually during the Term. With respect to Source Materials and Inventory so determined to be in excess of a ** demand therefor, Company shall notify WEA of the specific Source Materials and/or Inventory constituting such excess and within ** days following WEA’s receipt of such notice, WEA shall (in WEA’s sole discretion) either: (i) remove such excess Source Materials and/or Inventory (at WEA’s expense); (ii) direct Company to destroy such excess Source Materials and/or Inventory (at WEA’s expense) (and if WEA directs such destruction, Company shall destroy such materials in accordance with WEA’s instruction and shall promptly provide WEA with an officer’s certificate that confirms such destruction); or (iii) direct Company to store such excess either (x) at a Facility at a cost to WEA of ** or (y) offsite at Company’s or Company’s Affiliates’ leased facility approved in advance, in writing by WEA and the actual, documented, out-of-pocket expense charged by such facility to Company for such storage shall be reimbursed to Company by WEA. Amounts owing under this Paragraph 5(a) shall be invoiced by Company at month end and shall be payable ** from the date of the rendition of such invoice. All Source Materials and all Inventory shall be WEA’s property and shall be kept segregated from any other property. Upon receipt of a written request from WEA, Company shall return to WEA, at WEA’s cost, any materials supplied by WEA which have not been utilized in the manufacture or packaging of units of Components or Products or otherwise pursuant to this Agreement and which are then in Company’s possession or control. The risk of loss, due to any reason, of Source Materials or Inventory in Company’s possession or control shall be borne by Company, as further described herein; provided, however, that to the extent any such loss was directly caused by a WEA Employee, Company shall not bear the risk of loss, except to the extent such loss is or would have been covered by Company’s property insurance as required under this Agreement and as set forth on Schedule F hereto. WEA shall own all manufacturing parts (for Components and Products) and all derivatives and/or duplicates thereof fabricated in connection with the production process, including all Components, photographic films and color keys, if any, duplicate audio tapes (analog or digital), glass Masters and running Masters and all digital files derived from any of the foregoing. Company shall not destroy any of the Source Materials, Inventory or elements derived therefrom without prior written authorization from WEA; provided, however, that Company may destroy certain such derived elements (i.e., glass Masters and metal parts) to the extent that such elements are generally destroyed by Company in the ordinary course of production. Company shall also, at Company’s cost, maintain, protect and backup any and all Source Materials and derivatives in an organized environment to allow for easy access by both Company and WEA.

(b) Insurance. During the Term, Company shall: (i) comply with all provisions set forth on Schedule F hereto; and (ii) at Company’s sole cost and expense, maintain adequate insurance coverage for: (A) all Source Materials and Inventory while such items are in Company’s possession, under Company’s control or in transit to or from Company or its designees to any Facility; and (B) the other matters set forth on Schedule F hereto. The insurance required under this Paragraph 5(b) is not intended to limit Company’s liability as otherwise provided in this Agreement.

(c) Computer Access. In order that WEA be able to monitor daily shipments, receipt, production and inventory activity in connection with Components and Products, Company shall give WEA access to Company’s computer system for the purpose of providing WEA with real-time information stored therein relating to Components and Products at Company’s expense (but no access shall be allowed to information relating to any other party’s products or any personal data possessed by Company). Such system shall provide WEA with all of the same types of reports and information currently provided by, and as may be available from, Company’s computer systems in connection with other products and components manufactured and/or packaged by Company. In connection therewith, Company shall work with WEA to ensure that WEA is provided with at least the same level of reports and information that WEA’s own systems provided as of the Original Effective Date. Nothing in such reports or information provided shall impart any competitively-sensitive information about Company, Company’s Affiliates or any third parties for which Company renders any services or any personal data possessed by Company. Such access shall be available to WEA **, at all times during the Term. Notwithstanding anything herein to the contrary, Company may perform system maintenance and upgrades during which such systems may not be available; provided, however, that such downtime does not exceed **. Throughout the Term, Company shall, at Company’s cost, reasonably maintain and enhance its IT services so as to be of a comparable standard to those offered by “first-class” manufacturers and packagers in the Territory.

(d) Inspection. Subject to the provisions set forth below, during the Term and for a period of one (1) year following the expiration or termination of the Term, WEA shall have the right to inspect each WEA Facility and any other facility utilized by Company in connection with Components or Products or the provision of Services hereunder, during regular business hours (utilizing either WEA’s own employees, third-party advisers or representatives, insurers, or other experts retained by WEA). WEA may conduct such inspections of each WEA Facility or other facility up to **; provided, however, that to the extent WEA or any of its Affiliates are required by law or contract to inspect, to provide inspections or to provide information that cannot reasonably be obtained without an inspection for any party that would require inspections to be performed more than **, WEA shall, upon reasonable prior written notice to Company, be permitted to perform any such inspection(s). In addition to the inspections permitted in the preceding sentence, at any time upon receipt of any Security Breach Notice (as defined in Paragraph 5(e)), WEA shall have the unlimited right upon reasonable notice to inspect any facility which was the location of the event(s) giving rise to the need for such Security Breach Notice. During any such inspection, WEA may conduct physical inventories of units of Components and Products in Company’s possession or control. WEA shall not have access to any competitively-sensitive information relating to any other party’s products, or any personal data possessed by Company, during the inspections permitted under this Paragraph 5(d).

(e) Security. Company shall maintain security standards that are at least equivalent to those provided by other “first-class” manufacturers and packagers in the Territory, both in the segregated area of the WEA Facilities for property of WEA and throughout the WEA Facilities, and shall at all times employ the utmost care and diligence to prevent loss, damage, theft, disappearance, unauthorized destruction or usage of such property of WEA. Company’s security procedures shall be subject to WEA’s prior written approval. Company shall maintain such procedures as approved by WEA and as may reasonably be given to Company from time to time throughout the Term. Notwithstanding the foregoing, Company’s security measures (which shall include closed-circuit television monitoring, pass-protected access, employee checking and spot searching, etc.) shall be sufficient to ensure that all Source Materials and Inventory and the intellectual property embodied in such Source Materials and Inventory are in no way compromised, stolen, “leaked” to the public (e.g., copying of recordings embodied on Products which may lead to the availability of such recordings to the public via the Internet or similar means) or otherwise made available to any unauthorized parties. Upon discovery of: (i) loss, damage, theft, disappearance, or destruction of Source Materials or Inventory exceeding ** dollars (**); or (ii) any unauthorized usage of Source Materials or Inventory, Company shall notify WEA as soon as reasonably possible, and in any event within seventy-two (72) hours following such discovery, and shall include in such notification sufficient detail to allow WEA to investigate such incident (each, a “Security Breach Notice”). Regardless of Company’s compliance with all security measures set forth herein or with procedures approved by WEA, Company shall be liable as provided herein for the loss, damage, theft, disappearance, destruction or unauthorized usage of any property of WEA.

(f) Salvage. At all times and regardless of whether Company or its insurers are required to compensate WEA for loss as required under this Agreement, WEA shall retain the sole right to salvage for damaged Inventory. Company shall not surrender damaged Inventory to insurers or any other party for destruction or disposal without obtaining WEA’s prior written consent.

(g) WEA Employees. Company shall throughout the Term, at the request of WEA, provide up to a maximum of ** employees of WEA or its Affiliates (the “WEA Employees”) with, at Company’s expense: (i) reasonable office accommodations at such WEA Facilities utilized for manufacturing and/or packaging as may be specified from time to time by WEA; (ii) individual computers; (iii) copy services and any other similar office services in order to permit them to carry out their functions; and (iv) all other reasonable support functions as provided to them as of the Original Effective Date. Company shall also provide telephone, Internet and fax access for each WEA Employee, and WEA shall reimburse Company for Company’s actual, documented, out-of-pocket costs therefor. Amounts owing under this Paragraph 5(g) shall be invoiced by Company at month end and shall be payable ** days from the date of the rendition of such invoice. WEA shall be responsible for the direction of, and all compensation and related obligations for, the WEA Employees. The WEA Employees shall operate in accordance with WEA’s code of conduct and Company’s standard code of conduct contained in its employee policy manual at the applicable WEA Facility (which code of conduct shall be subject to WEA’s reasonable approval) and all other lawful policies adopted by Company from time to time governing the conduct of all of its employees and contractors. In the performance of their tasks, the WEA Employees shall not have access to any competitively-sensitive information relating to any other party’s products or any personal data possessed by Company.

6. Technology. Throughout the Term, Company shall reasonably update its manufacturing and packaging lines at the WEA Facilities at Company’s cost to keep up with new technology requirements and to maintain at least the same level of technology utilized by other “first-class” manufacturers and packagers of Records in the Territory, including machinery and equipment that is reasonably available to provide automated assembly of packaging, inclusion of inserts and application of stickers, shrinkwrap and security materials. Company shall maintain and update its information and technology capabilities at the WEA Facilities, at Company’s cost, to meet reasonable WEA requirements and maintain competitive services for WEA and its customers. Company also agrees to reasonably support WEA in the development of technology initiatives.

7. Invoices and Payments.

(a) Rendition of Invoices. During the Term, Company shall prepare and render invoices to WEA with respect to each shipment of units of Components and Products Ordered under this Exhibit. Except with respect to shipping charges to be borne by WEA as provided in Paragraph 3(i) of this Exhibit, the amount due to Company pursuant to each such invoice shall be due and payable by WEA to Company in US dollars (except where such amounts are expressly designated in Canadian dollars in particular Schedules to this Agreement, which amounts shall be payable in Canadian dollars) on or before ** following Company’s rendition of such invoice. Such invoices shall contain “per SKU” line item detail with special handling or other miscellaneous charges indicated separately in the form and manner consistent with Company’s general form of invoice. The aforementioned invoices shall be denominated in US dollars (except where such amounts are expressly designated in Canadian dollars in particular Schedules to this Agreement, which amounts shall be payable in Canadian dollars). Company shall submit all such invoices to WEA electronically pursuant to reasonable instructions given by WEA to Company from time to time (and in paper form, to the extent WEA so requests) and to the extent that Company’s and WEA’s computer systems do not already provide for the electronic submission of all such invoices, Company shall use Company’s reasonable efforts to work with WEA starting upon the commencement of the Term to create a system whereby all such invoices can be submitted electronically to WEA. For the avoidance of doubt, WEA shall only be liable for payments hereunder if WEA (or WEA’s designee) has received the shipment of the relevant finished units of Components and Products reflected in such invoice.

(b) Audits. WEA shall have the right, at WEA’s sole expense, to examine (and/or to appoint representatives to examine) Company’s (and Company’s Affiliates’) books and records in order to: (i) verify the correctness of any invoice prepared and rendered by Company in accordance with Paragraph 7(a); (ii) establish the applicability of the provisions contained in Paragraph 5 of the main body of the Agreement, Paragraphs 12 and/or 15 of this Exhibit, and/or the occurrence of any Termination Event; or (iii) otherwise establish compliance by Company with its obligations under this Agreement; provided, however, that only independent, third-party auditors (i.e., auditors other than WEA’s then-current outside auditor) shall be utilized for the review of Company’s books and records. Independent third-party auditors shall have access to all information necessary to perform their duties, however nothing in any report provided to WEA or its Affiliates by any such independent third-party auditors shall impart to WEA or its Affiliates any competitively-sensitive information about Company, Company’s Affiliates or any third parties for which Company renders any services. If any such audit reveals that WEA and/or WEA’s Affiliates have been overcharged, Company shall reimburse WEA in the amount of the overcharge. If any such audit reveals that WEA has been overcharged by an amount exceeding ** for the audit period, Company shall reimburse WEA in the amount of the overcharge plus all fees paid by WEA to the auditors concerned in connection with such audit and any other actual, documented, out-of-pocket expense incurred by WEA in connection with such audit. Company shall pay interest to WEA on the amount of the overcharge at **. Regardless of the number of audits conducted hereunder revealing the same specific overcharge to WEA, Company shall not be required to repay to WEA the amount of any such overcharge more than once. WEA’s audit right shall survive the expiration or termination of the Term for two (2) years; provided, however, that to the extent WEA or any of WEA’s Affiliates are required by law or contract to audit, to provide audits or to provide information which cannot be reasonably obtained without an audit for any third party subsequent to two (2) years after the expiration or termination of the Term, then WEA’s audit rights shall be so extended beyond such date as may be reasonably necessary for WEA to comply with such obligations. Company shall retain all books and records related to the performance of Services hereunder after the expiration or termination of the Term for so long as WEA may need to perform audits hereunder, but in no event for more than three (3) years after the rendition of the invoice with respect to the Services to which such invoice relates; provided, however, that before Company destroys any books or records, Company shall deliver written notice of such intent to destroy to WEA not more than sixty (60) days, and not less than thirty (30) days, before the intended date of destruction. WEA shall have fifteen (15) days after receipt of such notice to request copies of the books and records to be destroyed, in which case Company shall make copies of such books and records and deliver the same to WEA (but excluding information related to other customers of Company) at WEA’s expense (but at Company’s expense if such copies are of electronic files). As used herein, “books and records” shall include, without limitation, physical data and data stored in any electronic, magnetic or optical format.

8. [INTENTIONALLY OMITTED]

9. [INTENTIONALLY OMITTED]

10. [INTENTIONALLY OMITTED]

11. **

12. Adjustments.

(a) [INTENTIONALLY OMITTED]

(b) **

(i)	**

(ii)	**

(A)	**

(B)	**

(C)	**

(iii)	**

(A)	**

(B)	**

(C)	**

(c) [INTENTIONALLY OMITTED]

(d) Permitted Exclusion. Notwithstanding, and in addition to, any other provision of this Agreement:

(i)	**

(ii)	**

(iii)	**

(A) **

(B) **

(C) **

(D) **

(e) [INTENTIONALLY OMITTED]

(f) **

(g) Each of WEA and Company agrees to negotiate in good faith to attempt to resolve any disagreement which may arise in connection with the implementation or interpretation of the terms and provisions of this Paragraph 12. In the event that such good faith negotiation does not result in the resolution of any such disagreement within a fifteen (15)-day period, the parties shall retain an arbitrator to make a fair and reasonable determination as to any such disagreement (the “Arbitrator”). The Arbitrator shall be a retired executive or attorney with substantial experience in the field of manufacturing, preferably in the manufacturing of Optical Discs, shall be independent of each of WEA and Company, and shall endeavor to provide a determination of any dispute among the parties within thirty (30) days of being retained, but in each case, as quickly as possible. The parties shall jointly appoint the Arbitrator and the identity of the Arbitrator shall be satisfactory to each of the parties. The parties shall share equally in the cost and expense of retaining the Arbitrator. If the parties cannot agree upon a person to act as the Arbitrator within thirty (30) days of the expiry of the fifteen (15)-day negotiation period specified in this Paragraph 12(g), then the Arbitrator shall be selected by the American Arbitration Association. Any arbitration hereunder shall be conducted in conformance with the rules established by the American Arbitration Association. Any determination made by the Arbitrator shall be final and binding on each of the parties.

13. [INTENTIONALLY OMITTED]

14. Definitions. For purposes of this Exhibit, the following terms shall have the following meanings:

(a) Certain Terms.

(i)	“Armed Forces Post Exchanges” shall mean United States military posts, ships’ stores or other United States armed forces facilities.

(ii)	“Catalog Titles” shall mean any Product (or Component thereof) following such Product’s “street date.”

(iii)	“Combined Entity” shall mean the entity or entities formed as a result of any Recorded Music Major Transaction.

(iv)	“Components” shall mean the packaging or promotional elements included in the Containers or utilized in connection therewith, including inserts, booklets and inlay cards and stickers.

(v)	“Containers” shall mean the containers (e.g., jewel boxes and snapper boxes) into which Records are collated.

(vi)	“Contract Year” shall mean each separate, consecutive one (1)-year period of the Term, the first such period to commence on the first day of the Term.

(vii)	“Facility” shall mean any facility owned and/or leased and controlled by Company or one of Company’s Affiliates.

(viii)	“Hit Titles” shall mean Catalog Titles designated by WEA as such based upon current or anticipated sales and delivery requirements.

(ix)	“Inventory” shall mean all inventory of units of Components and finished units of Products stored in any Facility.

(x)	“Key Release” shall mean a New Release of which greater than ** units and less than ** units have been Ordered.

(xi)	“Key Release Date” shall mean the date by which the Orders for a Key Release are required to be shipped pursuant to Schedule A hereto.

(xii)	“M&P Services” shall mean Manufacturing Services and Packaging Services.

(xiii)

“Manufacturing Services” shall mean: (A) selected pre-production services (as reasonably determined by WEA and normally rendered by manufacturers of Products); (B) selection of suppliers; (C) ordering raw materials (including

Components) from various suppliers such as pressing plants, duplicators and printers; (D) assembly; (E) arranging shipment of Components to various points; (F) arranging shipment of finished units from point of manufacture to WEA’s distributor and to other shipment locations identified by WEA; and (G) inventory control, all of the foregoing for Optical Discs only.

(xiv)	“Manufacturing Source Materials” shall mean, collectively, all materials (other than raw materials such as plastic) necessary to manufacture finished units including Masters and Components, whether in physical or electronic form (as determined by WEA).

(xv)	“Master” shall mean any recording embodied in any form from which Records may be derived.

(xvi)	“New Release” shall mean any Product (or Component thereof) prior to and including such Product’s “street date.” For the purposes of Schedule A hereto, all promotional units of Products shall be treated as New Releases.

(xvii)	“Optical Disc” shall mean any kind of optical disc now known or hereafter devised, including a compact disc in any of its forms and a Digital Versatile Disc in any of its forms and any other high-density optical disc. For the purposes of this definition, a compact disc includes audio CD, CD-ROM, Video CD, CD-I, CD-R, CD-RW, Photo CD, Enhanced CD and CD+G, as each such term is commonly used and understood. For the purposes of this definition, a Digital Versatile Disc includes DVD-Audio, DVD-Video, DVD-ROM, DVD-R, DVD-RW, DVD-RAM, as each such term is commonly used and understood. “Optical Disc” shall not include Blu-Ray or so-called “high definition” Digital Versatile Discs (collectively referred to as “HD-DVDs”); provided, however, that if WEA’s total production of units of Products in HD-DVD format for any Contract Year exceeds five percent (5%) of WEA’s total production of units of Products in all formats for such Contract Year (including units of Products in HD-DVD format), then thereafter during the Term, on a prospective basis, HD-DVDs shall be deemed to be “Optical Discs” hereunder. “Optical Disc” shall include the so-called “Hybrid” CD/DVD Disc.

(xviii)	“Order” shall mean a request made by WEA for the manufacture and/or packaging of units of Products, Components or any other materials under this Exhibit. An “Order” may be for individual Products, Components or other materials, may be for multiple Products, Components or other materials and may specify multiple quantities of the same Product, Component or other materials to be produced for delivery to single and/or multiple locations. An “Order” shall include a “bill of materials” or “BOM” as said term is utilized in the manufacturing industry.

(xix)

“Packaging Services” shall mean: (A) selected pre-production services (as reasonably determined by WEA and normally rendered by packagers of Records); (B) selection of raw material suppliers; (C) ordering raw materials from various suppliers; (D) cooperation, at Company’s expense, with any third-party vendors providing printed materials for or on behalf of WEA; (E) assembly; (F) arranging shipment of finished units of Components from point of manufacture to shipment locations identified by WEA; and (G) inventory control, all of the foregoing for Optical Discs only.

(xx)	“Packaging Source Materials” shall mean, collectively, all materials (other than raw materials such as ink and paper) necessary to manufacture Components, whether in physical or electronic form (as determined by WEA).

(xxi)	“Platinum Release” shall mean a New Release for which greater than one million (1,000,000) units have been Ordered.

(xxii)	“Platinum Release Date” shall mean the date by which the Orders for a Platinum Release are required to be shipped pursuant to Schedule A hereto.

(xxiii)	“Pre-Production” shall mean all steps that must be taken in preparation for manufacture once an Order has become Workable.

(xxiv)	“Production” shall mean both the actual manufacture of units of Components and/or finished units of Products (as applicable) and the completed delivery of such units to locations in the Territory designated by WEA.

(xxv)	“Products” shall mean all Records intended for sale in the Territory for which WEA requires M&P Services to be performed during the Term and for which WEA has the unilateral right to control the identity of the party who renders such M&P Services. Following a Recorded Music Major Transaction, “Products” shall mean all Records intended for sale in the Territory for which the Combined Entity requires M&P Services to be performed during the Term and for which the Combined Entity has the unilateral right to control the identity of the party who renders such M&P Services. It has been WEA’s general custom to use its commercially reasonable efforts to acquire the unilateral right to control the identity of the party who renders M&P Services in connection with Records. WEA shall continue to do so during the Term, in accordance with past practice. For the avoidance of doubt, Records sold through so-called “kiosks” shall not constitute “Products” hereunder.

(xxvi)	“Recorded Music Major Transaction” shall mean a joint venture, merger, or other combination of all or a substantial portion of the recorded music businesses of Warner Music Group with all or a substantial portion of the recorded music businesses of any Major.

(xxvii)	“Records” shall mean all physical forms of recording and reproduction by which sound may be recorded now known or which may hereafter become known, manufactured or sold primarily for home use, jukebox use, or use on or in means of transportation, including magnetic recording tape, film, electronic video recordings and any other physical medium or device for the production of artistic performances manufactured or sold primarily for home use, jukebox use or use on or in means of transportation, whether embodying: (A) sound alone; or (B) sound synchronized with visual images, e.g., “sight and sound” devices, but only so long as such forms of recording and reproduction contain performances of works by recording artists.

(xxviii)	“Services” shall mean the M&P Services and all other services to be provided by Company under this Exhibit.

(xxix)	“Source Materials” shall mean Manufacturing Source Materials and Packaging Source Materials.

(xxx)	“Territory” shall mean, collectively, (a) the United States, its territories and possessions, including Puerto Rico, and Armed Forces Post Exchanges serviced from distribution points in the US, and (b) Canada.

(xxxi)	“WEA Facility” shall mean any Facility at which Company provides or has provided Services to WEA hereunder.

(xxxii)	“Workable” shall mean: (A) for orders of Manufacturing Services, an Order for which all of the items to be furnished by WEA (such as Source Materials and similar materials) reasonably necessary to complete manufacturing of finished units of Products have been received by Company in reasonably sufficient quantities; and (B) for orders of Packaging Services, an Order for which all of the items to be furnished by WEA (such as print components and similar materials) reasonably necessary to complete packaging and assembly of Components have been received by Company in reasonably sufficient quantities.

(b) Other Definitional and Interpretative Provisions.

(i)	The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Exhibit shall refer to this Exhibit as a whole and not to any particular provision of this Exhibit, and Paragraph and Schedule references are to this Exhibit unless otherwise specified.

(ii)	The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(iii)	Unless the context requires otherwise, other grammatical forms of defined words or expressions used herein have corresponding meanings.

15. **

(a) **

(b) **

(c) In addition to the foregoing, Company shall be responsible for all incremental out-of-pocket costs of expediting late shipments. This Paragraph 15 shall not limit WEA’s other rights against Company for breach hereof, but any amounts paid by Company pursuant to this Paragraph 15 shall reduce any amounts otherwise payable by Company with respect to such breach.

16. [INTENTIONALLY OMITTED]

List of Attached Schedules

Schedule A: Service Level Requirements

Schedule B: Technical Specifications

Schedule C: Fees

Schedule D: Approved Subcontractors

Schedule E: WEA’s Code of Conduct for Third-Party Service Providers

Schedule F: Insurance Coverage

Schedule A

Service Level Requirements

**

[2 pages]

Schedule B

Technical Specifications

**

Schedule C

Fees US / US$

**

[8 pages]

Schedule D

Approved Subcontractors

**

Schedule E

WEA’s Code of Conduct for Third-Party Service Providers

1. Company will not (without WEA’s written consent) manufacture merchandise utilizing any properties the copyright or trademark to which is owned or licensed exclusively by WEA or its wholly owned or controlled Affiliates other than Products in accordance with this Agreement.

2. Company shall not use child labor in the manufacturing, packaging or distribution of Products. The term “child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education, but in no case shall any child younger than fifteen (15) years of age (or fourteen (14) years of age where local law allows) be employed in the manufacturing, packaging or distribution of Products.

3. Company shall only employ persons whose presence is voluntary. Company shall not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

4. Company shall treat each employee with dignity and respect, and shall not use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

5. Company shall not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination, or retirement on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

6. Company recognizes that wages are essential to meeting employees’ basic needs. Company shall comply, at a minimum, with all applicable wage and hour laws, including minimum wage, overtime, maximum hours, piece rates and other elements of compensation, and shall provide legally mandated benefits. If local laws do not provide for overtime pay, Company shall pay at least regular wages for overtime work. Except in extraordinary business circumstances, Company shall not require employees to work more than the lesser of (a) forty-eight (48) hours per week and twelve (12) hours overtime or (b) the limits on regular and overtime hours allowed by local law, or, where local law does not limit the hours of work, the regular work week in such country plus twelve (12) hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one (1) day off in every seven (7)-day period. Company agrees that, where local industry standards are higher than applicable legal requirements, it will meet the higher standards.

7. Company shall provide employees with a safe and healthy workplace in compliance with all applicable laws, ensuring, at a minimum, reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation. Company also shall ensure that the same standards of health and safety are applied in any housing it provides for employees. Company shall provide WEA with all information WEA may request about manufacturing, packaging and distribution facilities for the Products.

8. Company shall respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference, in accordance with applicable laws.

9. Company shall comply with all applicable laws, including those pertaining to the manufacture, pricing, sale and distribution of Products.

10. Company shall comply with all applicable environmental laws.

Schedule F

Insurance Coverage

NOTE: The following insurance requirements are intended to provide insurance coverage under this Agreement and each of the other service agreements being entered into between the parties hereto and their Affiliates as of the date hereof. Accordingly, to the extent any such other agreements (or other Exhibits to this Agreement) require insurance coverage thereunder that is duplicative of the insurance coverage provided for below, such insurance coverage need not be duplicated under such other agreements.

Property Insurance. Including Extra Expense and Business Interruption: Company at all times and at its own cost and expense shall insure WEA’s property as defined and required in this Agreement under so-called “all risk” policies of insurance, including but not limited to coverage for extended perils, earthquake, windstorm, flood, and collapse; open cargo, war risk cargo and terrorism. Company shall purchase an insurance policy that indemnifies WEA for non-physical damage to source material, if available on a commercially reasonable basis and is warranted by the risk profile of the Company. WEA’s property shall consist of and not be limited to source material, finished goods and inventory, returned stock, master recordings, digital files, DVDs, CDs and all printing and packaging material.

Either dedicated policies or portfolio (blanket) coverage forms may provide the “all risk” property insurance, providing that the per occurrence limit of insurance available with respect to the WEA property at any Company location for property damage, business interruption, and extra expense shall not be less than ** per occurrence; and Terrorism for WEA Manufacturing Alsdorf shall be no less than ** per occurrence. Further, the limits of insurance applicable to the extended perils and the perils of earthquake, flood and terrorism shall be an annual aggregate. The deductible on said policies shall be the sole responsibility of Company and be of no greater amount than is commercially reasonable for a company of its financial standing. These policies shall be primary to any policy maintained by or on behalf of WEA. WEA may, at any time, review the amount of insurance required hereunder, and may, from time to time, but in no event more than annually, require a lower or higher amount depending on the best available estimate of the aggregate exposure to loss arising from damage to WEA’s property under this Agreement.

The open cargo and war risk cargo insurance policies shall provide per shipment limits of indemnity of no less than ** and contain a warehouse coverage endorsement. In the event that the ** limit of insurance is not adequate to fully insure any given shipment under this Agreement, Company shall purchase additional insurance to cover the full replacement cost of the shipment. The deductible on these policies shall be no greater than what is commercially reasonable for an enterprise with Company’s financial standing. The deductible shall be the responsibility of Company and this coverage shall be primary to any coverage maintained by WEA.

All policies shall provide for a reimbursement value with respect to WEA’s property at replacement cost for new property of like kind and quality, with no deduction for depreciation, and shall include WEA, its partners, officers, employees, and Affiliates as loss payees under the policies as their interest may appear, and shall provide that no act or omission on the part of Company as the title insured shall prejudice a direct claim by the additional insured. All property policies shall include a waiver of subrogation in favor of WEA. Further, Company agrees to secure terms with its insurer that in the event that Company fails to pay premium resulting in a cancellation of coverage that WEA will be given the opportunity to maintain coverage for its insured property under the policy; and Company will reimburse WEA ** of notice for the expense incurred.

Public Liability Insurance: Company shall also be required to obtain and maintain comprehensive general liability insurance and a follow-form “umbrella liability” policy, providing insurance against claims for bodily injury, including death, property damage, personal and advertising injury, blanket contractual liability, broad form property damage liability, explosion, collapse and underground hazard, and products and completed operations, for such claims occurring or alleged to have occurred in the course of any operations or activities contemplated by this Agreement, in such amounts as from time to time are carried by prudent owners of comparable operations, but in no event less than **, and covering as additional insureds all the WEA individuals and entities for which and to the extent it is responsible under this Agreement.

Workers’ Compensation and Employers’ Liability Insurance:

The Workers’ Compensation policy shall include the following coverage:

1.	Coverage A	Statutory
2.	Coverage B	Employers’ Liability

Bodily Injury by Accident		** each accident
Bodily Injury by Disease		** policy limit
Bodily Injury by Disease		** each employee

Company shall maintain any other employment related insurance coverage required by any jurisdiction having control over any employees or operations used in connection with this Agreement.

Automobile Liability Insurance: Company shall purchase and maintain automobile liability and follow-form “umbrella liability” insurance for all owned, non-owned and hired vehicles with limits of not less than one ** combined single limit for bodily injury and property damage. This insurance coverage must include all automotive and truck equipment used in the performance of the work under this Agreement, and must include the loading and unloading of same.

Environmental Liability Insurance: In the event Company encounters and must perform or engage a contractor to perform work related to the remediation or abatement of “hazardous material” which includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous waste, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Superfund Amendments and Reauthorization Action of 1986 (Pub. L. No. 99-499, 100 stat. 1613 (1986)), the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 1801, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule, or regulation (or applicable law in any jurisdiction outside the US), Company, or any contractor performing such work on behalf of Company, shall provide “contractor’s pollution liability” insurance, as applicable to the work to be performed, covering claims from third-party injury and property damage as a result of pollution conditions emanating from on-site, under the site, or off the site arising out of its operations and completed operations. Completed operations coverage shall remain in effect for no less than **. Minimum liability limits, including excess liability coverage, shall be **.

The automobile liability insurance must contain provisions for thirty (30) days prior written notice of cancellation, nonrenewal, material change or reduction of insurance sent by certified mail return receipt requested, and waiver of subrogation in favor of WEA, additional insureds and all other such entities, as may be reasonably requested by WEA.

Provisions Applicable to All Policies of Insurance Required Hereunder: Policies of insurance shall be underwritten by an insurer with an AM Best rating of no less than A- and a financial size class of VII or better (or an equivalent rating from an alternate rating agency), and may be an admitted or non-admitted carrier. Any insurer not meeting these criteria must be approved in writing by WEA’s risk management department whose authorization shall not be unreasonably withheld. Satisfactory evidence of insurance shall be provided before the commencement of this Agreement and shall be evidenced at each renewal by a binder and certificate of insurance at least ten (10) days before expiration of coverage and upon request of WEA, on an annual basis or as necessitated by a material change in coverage or legal action. Such certificates of insurance shall include loss payee and additional insured provisions as previously noted in this Exhibit. Company shall forward to WEA a copy of all required policy forms upon request. With respect to property located outside the U.S, any loss payable to WEA shall be adjusted and paid in the currency of the United States of America, subject to the rate of exchange published in The Wall Street Journal on the date of the loss. If Company elects to maintain insurance for property located outside the US, where the policy is denominated in a currency other than the US dollar, such policy limits and deductibles shall at all times be sufficient to meet the US dollar denominated requirements set forth on this Schedule F.

Each of WEA and Company agrees to negotiate in good faith to attempt to resolve any disagreement which in any way affects any insurance required to be carried hereunder. In the event that such good faith negotiation does not result in the resolution of any such disagreement within a fifteen (15) day period, the parties shall retain an arbitrator to make a fair and reasonable determination as to any such disagreement (the “Insurance Arbitrator”). The Insurance Arbitrator shall be a retired executive or attorney with substantial experience in the insurance industry, preferably in the field of manufacturing, shall be independent of each of WEA and Company, and shall endeavor to provide a determination of any dispute among the parties within thirty (30) days of being retained, but in each case, as quickly as possible. The parties shall jointly appoint the Insurance Arbitrator and the identity of the Insurance Arbitrator shall be satisfactory to each of the parties. The parties shall share equally in the cost and expense of retaining the Insurance Arbitrator. If the parties cannot agree upon a person to act as the Insurance Arbitrator within thirty (30) days of the expiry of the fifteen (15) day negotiation period specified in this Paragraph, then the Arbitrator shall be selected by the American Arbitration Association. Any arbitration hereunder shall be conducted in conformance with the rules established by the American Arbitration Association. Any determination made by the Insurance Arbitrator shall be final and binding on each of the parties. For the avoidance of doubt, Company shall at all times including during the pendency of any dispute and until such time as such dispute is resolved be required to continue to procure insurance policies at its sole expense in full force and effect as required in this Agreement and as specified herein.

Exhibit B

PP&S Terms

References to “Company” when used in this Exhibit shall be deemed to refer to Cinram (as defined in the Agreement). Capitalized terms used in this Exhibit but not defined where they appear in the text are defined in Paragraph 13 below.

1. Appointment.

(a)

(i)	WEA hereby appoints Company to render, and Company shall render, PP&S Services for one hundred percent (100%) of Products (subject to the Permitted Exclusion and the other terms and conditions of this Agreement), in accordance with the terms hereof. For the avoidance of doubt, the PP&S Services shall not include any direct-to-consumer services, including without limitation any direct-to-consumer distribution, returns processing, inventory control, warehousing, or shipping services.

(ii)	Notwithstanding anything to the contrary contained in Paragraph 1(a)(i), from and after the effective date of a Recorded Music Major Transaction (the “RMMT Effective Date”), the appointment of Company hereunder shall instead be to render, and Company shall render, PP&S Services for at least the Specified Percentage (and, at WEA’s election, more than the Specified Percentage) of Products in accordance with the terms hereof (subject to the Permitted Exclusion and the other terms and conditions of this Agreement). WEA shall use commercially reasonable efforts to provide that the Combined Entity’s use of PP&S Services under this Exhibit (i.e., mix of New Releases and Catalog Titles) following the RMMT Effective Date remains generally consistent with WEA’s use of PP&S Services under this Exhibit prior to the RMMT Effective Date. The “Specified Percentage” equals the fraction, expressed as a percentage: (A) the numerator of which shall be one hundred percent (100%) of the number of units of Products picked, packed and shipped in the Territory by Company for WEA under this Exhibit and (prior to the Effective Date) under the US PP&S Agreement (and/or by WEA on its own behalf, if applicable) during the twelve (12) complete calendar months immediately preceding the RMMT Effective Date (the “WEA Output”); and (B) the denominator of which shall be the WEA Output plus one hundred percent (100%) of the number of units of Records in physical formats picked, packed and shipped for sale in the Territory by or for the recorded music business of the applicable Major during the same twelve (12)-month period.

(iii)	WEA shall be solely responsible for: (A) all sales solicitation of Products; (B) processing of all orders of units of Products by customers; (C) invoicing and collection of customer accounts; and (D) the processing and issuance of credits to customers.

(b) Reservation of Rights. WEA hereby reserves all rights in and to Products not otherwise expressly granted to Company herein.

(c) Reports. Company shall prepare for WEA all of the same shipments, returns and inventory reports in the same format and detail that WEA’s systems provided as of the Effective Date (it being understood that Company shall not be required to prepare for WEA any reports that would require Company to incur additional out-of-pocket expenses in order to provide them, unless WEA agrees to pay any such actual out-of-pocket expenses) and shall supply WEA with such reports on at least a monthly basis during the Term. If Company provides more detailed reports to any other party during the Term, Company shall, at WEA’s request, provide such more detailed reports to WEA hereunder as of the date that Company commences providing such more detailed reports to such other party, but subject to the same terms and conditions under which such reports are provided to such other party (e.g., any additional fees or amounts charged to such party for such more detailed reports). Monthly and quarterly shipments and return reports shall include at least the following information: selection number, artist name, selection title, product configuration, gross units shipped, units actually returned, net units and Fees. Nothing in such reports shall impart any competitively-sensitive information about Company, Company’s Affiliates or any third parties for which Company renders any services or any personal data possessed by Company.

(d) Facilities.

(i)	Company shall utilize “first-class” facilities either directly or, subject to WEA’s prior approval, by subcontract, for the prompt, timely, and satisfactory performance of the PP&S Services committed hereunder. All distribution center locations used by Company in connection with Products shall be subject to WEA’s prior approval (which approval shall not be unreasonably withheld). WEA hereby acknowledges that those distribution facilities listed on Schedule E currently constitute “first-class” facilities and shall be deemed approved by WEA for Company’s use hereunder in connection with Products. For the avoidance of doubt, WEA shall have no right to require Company to provide Services under this Exhibit at any Facility other than the Facilities listed on Schedule E and, subject to the terms and conditions of this Agreement, Company shall have the right to close or relocate any such Facilities so long as Company ensures no degradation to Service Level Requirements, shipping time, turnaround times or increased costs to WEA as a result of such closure or change in location.

(ii)

On a limited basis only, upon WEA’s request, Cinram Distribution will make up to ** shipments per day of Products in quantities of no less than a so-called “carton” to WEA customers directly from the manufacturing facility in Olyphant when WEA reasonably deems it necessary to meet WEA’s timing requirements, and Cinram Distribution agrees to make such requested shipments no later than ** after the completion of manufacturing of such units; provided that Cinram Distribution will use commercially reasonable efforts to ship less than so-called “cartons” upon WEA’s reasonable request. In the event that Cinram Distribution ceases to ship so-called “banded” unboxed Product to WEA customers from the facility in Olyphant and makes such shipments to WEA customers from the facility at Aurora, Cinram Distribution shall be solely responsible for any additional costs incurred to make such shipments, with the exception of freight costs. For the avoidance of doubt, regardless of whether the “banded” Products are shipped from the Olyphant or Aurora facility, the freight expense shall be charged to WEA (just as it is for all other Products). For the further avoidance of doubt, all Fees associated with the direct shipment of such Products to WEA customers under this Agreement, including all pick, pack and ship fees, shall be fully applicable to such direct shipments.

(e) Company’s Undertakings.

(i)	Company shall render Services for WEA to all locations throughout the Territory for all orders for Products as designated by WEA. The Services: (A) shall be rendered on a so-called “label blind” basis; (B) shall be rendered in at least the same general manner, subject to at least the same general standards and in at least the same general quality as provided by Company to all other parties whose products are distributed by Company in the Territory, but if any such services are not part of the standard Services otherwise provided to WEA hereunder and the provision of such services is at a higher cost to Company, then if WEA requests such services, such services shall be provided to WEA hereunder, but subject to the same terms and conditions provided to such other party (this clause (B) shall not require that Company provide WEA with the automated services provided in Company’s Huntsville Facility or otherwise require Company to provide any new services to WEA if the cost of providing such services would be similarly unreasonably burdensome to Company; provided, however, that nothing contained in this clause (B) shall limit Company’s obligations set forth in Paragraph 7), (C) shall be rendered in at least the same manner, subject to at least the same standards and in at least the same quality as was provided to WEA’s Affiliates for the products of WEA’s Affiliates immediately prior to the Original Effective Date; (D) shall be rendered in accordance with “first-class” standards that meet the highest quality available in the industry; and (E) shall be rendered in accordance with, or exceed, each of the service level requirements set forth on Schedule A hereto (the requirements set forth on Schedule A hereto being the “Service Level Requirements”).

(ii)	Company shall ship each Product without alteration in the same configuration and format designated by WEA.

(iii)	Company shall accept the return of all units of Products previously distributed by or on behalf of WEA in the Territory prior to the Original Effective Date.

(f) Business Continuity; Facilities.

(i)	Upon WEA’s request, senior Company employees shall meet with a team designated by WEA to discuss ongoing business continuity issues and, if deemed applicable by WEA, an efficient transition to one or more new manufacturers and/or distributors. At WEA’s option, WEA and/or its designated agent(s) shall be permitted at any time during normal business hours to enter any facilities in which any property of WEA (including without limitation Inventory, Products, or Components) reside, in order to retrieve or otherwise access any such WEA property.

(ii)

Company shall provide at least ** prior written notice to WEA of any actual or anticipated closure or discontinuation of use (whether permanent or temporary and whether partial or complete) of any of Company’s facilities used in providing PP&S Services (including without limitation Company’s facilities in Aurora, IL or Olyphant, PA). In the event of any actual or anticipated closure or discontinuation of the use of (whether permanently or temporarily and whether partially or completely) any such facilities, then Company shall: (A) pay and be responsible for, and shall reimburse WEA for, all reasonable expenses incurred by or on behalf of WEA arising from any change to one or more new facility(ies); (B) reimburse WEA for increased shipping and related costs and expenses incurred by or on behalf of WEA as a result of such change (and shall provide WEA with any other similar types of reimbursements and other accommodations as were provided to WEA after the closing of Company’s Simi Valley facility); and (C) ensure that there is no adverse impact on the services (including without limitation the quality, reliability, timeliness, or cost to WEA of services) and/or Company’s satisfaction of any Service Level Requirements.

(iii)	Company shall provide advance written notice to WEA of all decisions regarding the sale, transfer, disposition, or any other change with respect to Company’s material property, facilities and/or assets used in providing the PP&S Services.

(g) Compliance with Law; Code of Conduct. Company shall comply (i) with all laws and regulations in connection with Company’s undertakings under this Agreement, except where the failure to do so individually or in the aggregate is immaterial; and (ii) subject to relevant local laws including privacy laws, with the code of conduct attached as Schedule B hereto.

(h) Quarterly Meetings. At least once every calendar quarter, WEA may meet with Company’s Chief Executive Officer (or equivalent) and Chief Financial Officer (or equivalent) to assess Company’s performance under this Exhibit and its ongoing ability to perform its obligations under this Agreement.

(i) Shipping. If WEA is responsible for shipping expenses, should WEA so elect, WEA shall have the right to: (i) select the shipping agent(s) utilized by Company for shipping of units of Products and/or other materials hereunder (and, in doing so, assume the risk of loss for such units of Products in transit); or (ii) in lieu of selecting such shipping agent(s), require that Company submit to WEA any proposed shipping agent(s) which Company wishes to utilize hereunder for WEA’s prior written approval. If, in a particular instance, WEA is not responsible for shipping expenses or WEA does not exercise its rights pursuant to the preceding sentence, Company shall utilize the same shipping agent(s) utilized by Company for the shipping of a majority of the other products shipped by or on behalf of Company.

(j) Additional Services. At WEA’s reasonable request, Company shall provide WEA with assembly, packing and shipping services for “point of sale,” promotional and merchandising materials to be utilized in connection with Products. Such services shall be provided by Company to WEA on a non-exclusive basis only (and only to the extent that WEA so requests any such services) and, to the extent so requested, shall be provided to WEA at competitive market rates otherwise available to WEA. Notwithstanding this Paragraph 1(j), Company shall only be required to provide such services if either WEA (either itself or through any of its Affiliates) provided such services on its own behalf prior to the Original Effective Date or if Company then-currently provides such services to any party (in which case, if WEA requests such services and Company is not contractually prohibited from providing such services to WEA, they shall be provided to WEA on the same terms and conditions as are provided to such other party).

(k) Permitted Exclusion. Notwithstanding anything in this Agreement to the contrary:

(i)	**

(ii)	**

(iii)	**

(A)	**

(B)	**

(C)	**

(l) **

2. Title. Title to units of Products under this Exhibit (including all copyrights and trademarks contained therein) shall remain in WEA or WEA’s Affiliates, as applicable. Company acknowledges that Products (including all intellectual property contained therein and relating thereto) are protected under copyright laws and that WEA is the rightful owner or license holder of all such copyrights. Company acknowledges that any removal of any such materials from Company’s approved facilities without WEA’s written approval, and any distribution of any such materials in the Territory without WEA’s written approval, is an infringement of WEA’s copyright. Company shall bear the risk of loss for units of Products in Company’s possession, under Company’s control or in transit during any shipping of Products between Facilities (to the extent that Company is responsible for paying such shipping expenses). Notwithstanding, and in addition to, the foregoing, solely to protect WEA in the circumstance that it is ever determined by a court of competent jurisdiction that units of Products are owned by Company contrary to the express terms of this Exhibit and intention of the parties, Company hereby grants and shall be deemed to have granted to WEA on the Effective Date a security interest in all such present and future Products, and all products and proceeds (including, without limitation, insurance proceeds but excluding amounts payable to Cinram for PP&S Services provided hereunder) of the foregoing, and any additions, improvements and accessions to, and all books and records describing or used in connection with any of the foregoing, to secure all debts, liabilities and obligations of Company to WEA, whether now existing or arising hereafter (including without limitation as a result of Company’s breach of this Agreement or any other agreement with WEA, including as a result of the rejection of this Agreement or any other agreement with WEA in a bankruptcy or similar proceeding) and whether liquidated or contingent. The security interest shall attach on the earlier of when such Products are (a) acquired by the Company or (b) identified to the contract as contemplated in UCC Section 2-501. Company agrees to take such steps as WEA may reasonably request in connection with the perfection of such security interest or otherwise to protect the rights of WEA with respect thereto, at WEA’s expense. WEA shall have all rights, powers and privileges of a secured party under the UCC.

3. Ordering Products. WEA shall cause the manufacture of and delivery to Company of such stocks of Products as shall be determined by WEA in WEA’s sole discretion.

4. Company’s Financial Obligations. WEA shall not be responsible for payment of any of Company’s (or Company’s Affiliates’) indirect or general overhead charges or the salaries of Company’s (or Company’s Affiliates’) employees or agents. All costs associated with the rendering of Services shall be borne by Company. All charges for all packaging materials (including boxes and filler materials) are at the cost of Company. All actual, out-of-pocket, non-overhead freight charges incurred by or on behalf of Company under this Exhibit for shipping of units of Products from Company’s distribution warehouse facilities to WEA’s customers or otherwise at WEA’s request shall be borne by WEA. To the extent that any shipping costs hereunder are to be borne by WEA, WEA shall only be required to pay Company’s actual, documented, out-of-pocket costs charged by such shipping company for the shipment of units of Products and/or other materials hereunder, and such costs shall be reimbursed to Company by WEA within ten (10) business days following Company’s rendition of such invoice to WEA (but in no event shall WEA be required to make any such payment prior to Company’s payment of such invoice to such shipping agent). Company shall be solely responsible for all costs or expenses related to the shipping of units of Products from WEA’s manufacturer to the extent that Company or Company’s Affiliate is then-currently WEA’s manufacturer to Company’s distribution Facilities and for the cost of any shipping between any Facilities (except if such shipping was requested by WEA).

5. Terms of Sale of Products. WEA shall determine all terms of sale for Products.

6. Other Obligations.

(a) Storage. Company shall accept and store all units of Products delivered to or otherwise held by Company under this Exhibit at no charge; provided, however, that with respect to any particular Product, Company shall not be required to store more units of such Product than is necessary to satisfy the next ** demand (such determination as to what constitutes ** demand shall be made jointly by WEA and Company based, where possible, upon actual, gross units of Products ordered during the prior ** and shall be made for all Products no more frequently than semi-annually during the Term. With respect to units of Products so determined to be in excess of a ** demand therefor, Company shall notify WEA of the specific units of Products constituting such excess and within ** days following WEA’s receipt of such notice, WEA shall (in WEA’s sole discretion) either: (i) remove such excess units of Products (at WEA’s expense) (and if WEA directs such destruction, Company shall destroy such materials in accordance with WEA’s instructions and shall promptly provide WEA with an officer’s certificate that confirms such destruction); (ii) direct Company to destroy such excess units of Products (at WEA’s expense); or (iii) direct Company to store such excess either: (x) at a Facility at a cost to WEA of eight dollars ($8) per skid per month; or (y) offsite at Company’s or Company’s Affiliates leased facility approved in advance, in writing, by WEA and the actual, documented, out-of-pocket expense charged by such facility to Company for such storage shall be reimbursed to Company by WEA. Amounts owing under this Paragraph 6(a) shall be invoiced by Company at month end and shall be payable ** days from the date of the rendition of such invoice. Products shall be kept segregated from all of Company’s other products or merchandise. The risk of loss, due to any reason, of units of Products in Company’s possession or control shall be borne by Company, as further described herein; provided, however, that to the extent any such loss was directly caused by a WEA Employee, Company shall not bear the risk of loss except to the extent such loss is or would have been covered by Company’s property insurance as required under this Agreement and as set forth on Schedule C hereto.

(b) Insurance. During the Term, Company shall: (i) comply with all provisions set forth on Schedule C hereto; and (ii) at Company’s sole cost and expense, maintain adequate insurance coverage for: (A) all Products while such Products are in Company’s possession, under Company’s control or in transit to or from Company or its designees to any Facility; and (B) the other matters set forth on Schedule C hereto. The insurance required hereunder is not intended to limit Company’s liability as otherwise provided in this Agreement.

(c) Computer Access. In order that WEA be able to monitor daily shipment, returns and inventory activity of Products, Company shall give WEA access to Company’s computer system for the purpose of providing WEA with real-time information stored therein relating to Products at Company’s expense (but no access shall be allowed to information relating to any other party’s products or any personal data possessed by Company). Such system shall provide WEA with all of the same types of reports and information currently provided by, and as may be available from, Company’s computer systems in connection with other products distributed by Company. In connection therewith, Company shall work with WEA to ensure that WEA is provided with at least the same level of reports and information that WEA’s own systems provided as of the Original Effective Date. Nothing in such reports or information provided shall impart any competitively-sensitive information about Company, Company’s Affiliates or any third parties for which Company renders any services or any personal data possessed by Company. Such access shall be available to WEA **, at all times during the Term. Notwithstanding anything herein to the contrary, Company may perform system maintenance and upgrades during which such systems may not be available; provided, however, that such downtime does not exceed **. Throughout the Term, Company shall, at Company’s cost, reasonably maintain and enhance its IT services so as to be of a comparable standard to those offered by “first-class” distributors in the Territory.

(d) Inspection. Subject to the provisions set forth below, during the Term and for a period of one (1) year following the expiration or termination of the Term, WEA shall have the right to inspect each

WEA Facility and any other facility utilized by Company in connection with Products, or the provision of Services hereunder, during regular business hours (utilizing either WEA’s own employees, third-party advisers or representatives, insurers, or other experts retained by WEA). WEA may conduct such inspections of each Facility or other facility up to **; provided, however, that to the extent WEA or any of its Affiliates are required by law or contract to inspect, to provide inspections or to provide information that cannot reasonably be obtained without an inspection for any party that would require inspections to be performed more than **, WEA shall, upon reasonable prior written notice to Company, be permitted to perform any such inspection(s). In addition to the inspections permitted in the preceding sentence, at any time upon receipt of any Security Breach Notice (as defined in Paragraph 6(e)), WEA shall have the unlimited right upon reasonable notice to inspect any facility which was the location of the event(s) giving rise to the need for such Security Breach Notice. During any such inspection, WEA may conduct physical inventories of units of Products in Company’s possession or under Company’s control. WEA shall not have access to any competitively-sensitive information relating to any other party’s products, or any personal data possessed by Company during the inspections permitted under this Paragraph 6(d).

(e) Security. Company shall maintain security standards that are at least equivalent to those provided by other “first-class” distributors in the Territory, both in the segregated area of the WEA Facilities for Products and throughout the WEA Facilities, and shall at all times employ the utmost care and diligence to prevent loss, damage, theft, disappearance, unauthorized destruction or usage of Products. Company’s security procedures shall be subject to WEA’s prior written approval. Company shall maintain such procedures as approved by WEA and as may reasonably be given to Company from time to time throughout the Term. Notwithstanding the foregoing, Company’s security measures (which shall include closed-circuit television monitoring, pass-protected access, employee checking and spot searching, etc.) shall be sufficient to ensure that Products and the intellectual property embodied in such Products are in no way compromised, stolen, “leaked” to the public e.g., copying of recordings embodied on Products which may lead to the availability of such recordings to the public via the Internet or similar means) or otherwise made available to any unauthorized parties. Upon discovery of (i) loss, damage, theft, disappearance, or destruction of Products exceeding ** dollars **; or (ii) any unauthorized usage of Products, Company shall notify WEA as soon as reasonably possible, and in any event within seventy-two (72) hours following such discovery, and shall include in such notification sufficient detail to allow WEA to investigate such incident (each, a “Security Breach Notice”). Regardless of Company’s compliance with all security measures set forth herein or with procedures approved by WEA, Company shall be liable as provided herein for the loss, damage, theft, disappearance, destruction or unauthorized usage of any Products.

(f) Salvage. At all times and regardless of whether Company or its insurers are required to compensate WEA for loss as required under this Agreement, WEA shall retain the sole right to salvage for damaged Products. Company shall not surrender damaged Products to insurers or any other party for destruction or disposal without obtaining WEA’s prior written consent.

(g) WEA Employees. Company shall throughout the Term, at the request of WEA, provide up to a maximum of ** employees of WEA or its Affiliates (the “WEA Employees”) with, at Company’s expense: (i) reasonable office accommodations at such WEA Facilities utilized for distribution and/or warehousing as may be specified from time to time by WEA; (ii) individual computers; (iii) copy services and any other similar office services in order to permit them to carry out their functions; and (iv) all other reasonable support functions as provided to them as of the Original Effective Date. Company shall also provide telephone, Internet and fax access for each WEA Employee, and WEA shall reimburse Company for Company’s actual, documented, out-of-pocket costs therefor. Amounts owing under this Paragraph (g) shall be invoiced by Company at month end and shall be payable ** days from the date of the rendition of such invoice. WEA shall be responsible for the direction of, and all compensation and related obligations for, the WEA Employees. The WEA Employees shall operate in accordance with

WEA’s code of conduct and Company’s standard code of conduct contained in its employee policy manual at the applicable WEA Facility (which code of conduct shall be subject to WEA’s reasonable approval) and all other lawful policies adopted by Company from time to time governing the conduct of all of its employees and contractors. In the performance of their tasks, the WEA Employees shall not have access to any competitively-sensitive information relating to any other party’s products or any personal data possessed by Company.

7. Technology. Company shall reasonably update the WEA Facilities at Company’s cost to keep up with new technology requirements, including investing in technology, systems, equipment and processes to automate distribution processes, packaging and assembly to provide at least the same level of quality and service provided by other “first-class” distributors of Records in the Territory. In the event that any investment in a fundamental new technology (e.g., the conversion to automated systems) results in a decrease in Company’s net costs (i.e., taking into account the cost of Company’s said investment in implementing such new technology) by more than **, the Fees shall be adjusted so that the net cost benefit is shared equally between WEA and Company. Company shall maintain and update its information and technology capabilities, at Company’s reasonable cost, to meet reasonable WEA requirements and maintain competitive services for WEA and its customers.

8. Invoices and Payments.

(a) Rendition of Invoices. For each month of the Term, Company shall prepare and render invoices to WEA on a weekly basis setting forth all Fees owed by WEA under this Exhibit for such week. Except with respect to shipping charges to be borne by WEA as provided in Paragraph 4 of this Exhibit, the amount due to Company pursuant to each such invoice shall be due and payable by WEA to Company in US dollars (except where such amounts are expressly designated in Canadian dollars in particular Schedules to this Agreement, which amounts shall be payable in Canadian dollars) on or ** following Company’s rendition of such invoice. Company shall submit all such invoices to WEA electronically pursuant to instructions given by WEA to Company from time to time (and in paper form, to the extent WEA so requests) and to the extent that Company’s and WEA’s computer systems do not already provide for the electronic submission of all such invoices, Company shall use Company’s reasonable efforts to work with WEA starting upon the commencement of the Term to create a system whereby all such invoices can be submitted electronically to WEA.

(b) Audits. WEA shall have the right, at WEA’s sole expense, to examine (and/or to appoint representatives to examine) Company’s (and Company’s Affiliates’) books and records in order to: (i) verify the correctness of any invoice prepared and rendered by Company in accordance with Paragraph 8(a); (ii) establish the applicability of the provisions contained in Paragraph 5 of the main body of the Agreement, Paragraph 14 of this Exhibit, and/or the occurrence of any Termination Event; or (iii) otherwise establish compliance by Company with its obligations under this Agreement; provided, however, that only independent, third-party auditors (i.e., auditors other than WEA’s then-current outside auditor) shall be utilized for the review of Company’s books and records. Independent third-party auditors shall have access to all information necessary to perform their duties, however nothing in any report provided to WEA or its Affiliates by any such independent third-party auditors shall impart to WEA or its Affiliates any competitively-sensitive information about Company, Company’s Affiliates or any third parties for which Company renders any services. If any such audit reveals that WEA and/or WEA’s Affiliates have been overcharged, Company shall reimburse WEA in the amount of the overcharge. If any such audit reveals that WEA has been overcharged by an amount exceeding ** for the audit period, Company shall reimburse WEA in the amount of the overcharge plus all fees paid by WEA to the auditors concerned in connection with such audit and any other actual, documented, out-of-pocket expense incurred by WEA in connection with such audit. Company shall pay interest to WEA on the amount of the overcharge at **

Regardless of the number of audits conducted hereunder revealing the same specific overcharge to WEA, Company shall not be required to repay to WEA the amount of any such overcharge more than once. WEA’s audit right shall survive the expiration or termination of the Term for two (2) years; provided, however, that to the extent WEA or any of WEA’s Affiliates are required by law or contract to audit, to provide audits or to provide information which cannot be reasonably obtained without an audit for any third party subsequent to two (2) years after the expiration or termination of the Term, then WEA’s audit rights shall be so extended beyond such date as may be reasonably necessary for WEA to comply with such obligations. Company shall retain all books and records related to the performance of Services hereunder after the expiration or termination of the Term for so long as WEA may need to perform audits hereunder, but in no event for more than three (3) years after the rendition of the invoice with respect to the Services to which such invoice relates; provided, however, that before Company destroys any books or records, Company shall deliver written notice of such intent to destroy to WEA not more than sixty (60) days, and not less than thirty (30) days, before the intended date of destruction. WEA shall have fifteen (15) days after receipt of such notice to request copies of the books and records to be destroyed, in which case Company shall make copies of such books and records and deliver the same to WEA (but excluding information related to other customers of Company) at WEA’s expense (but at Company’s expense if such copies are of electronic files). As used herein, “books and records” shall include, without limitation, physical data and data stored in any electronic, magnetic or optical format.

9. [INTENTIONALLY OMITTED]

10. [INTENTIONALLY OMITTED]

11. [INTENTIONALLY OMITTED]

12. [INTENTIONALLY OMITTED]

13. Definitions. For purposes of this Exhibit, the following terms shall have the following meanings:

(a) Certain Terms.

(i)	“Armed Forces Post Exchanges” shall mean United States military posts, ships’ stores or other United States armed forces facilities.

(ii)	“Business Days” shall mean Monday through Friday inclusive except for any United States national public holiday which shall fall on any of those days.

(iii)	“Catalog Titles” shall mean any Product (or Component thereof) following such Product’s “street date.”

(iv)	“Combined Entity” shall mean the entity or entities formed as a result of any Recorded Music Major Transaction.

(v)	“Contract Year” shall mean each separate, consecutive one (1)-year period of the Term, the first such period to commence on the first day of the Term.

(vi)	“Facility” shall mean any facility owned and/or leased and controlled by Company or one of Company’s Affiliates.

(vii)	“Fees” shall be in US dollars (except where such amounts are expressly designated in Canadian dollars in particular Schedules to this Agreement, which amounts shall be payable in Canadian dollars) and shall mean the pick, pack and ship fees and the various amounts set forth on Schedule D hereto, in each case, subject to adjustment as provided in this Agreement.

(viii)	“Hit Titles” shall mean Catalog Titles designated by WEA as such based upon current or anticipated sales and delivery requirements.

(ix)	“Key Release” shall mean a New Release of which greater than ** and less than ** units have been Ordered.

(x)	“Key Release Date” shall mean the date by which the Orders for a Key Release are required to be shipped pursuant to Schedule A hereto.

(xi)	“New Release” shall mean any Product (or Component thereof) prior to and including such Product’s “street date.” For the purposes of Schedule A hereto, all promotional units of Products shall be treated as New Releases.

(xii)	“Order” shall mean a request made by WEA for the rendering of any PP&S Services in connection with units of Products or other materials under this Exhibit. An “Order” may be for individual Products or other materials, may be for multiple Products or other materials and may specify multiple quantities of the same Product or other materials to be delivered to single and/or multiple locations.

(xiii)	“Order Cycle Time” shall mean the period from the date and time that Company receives an Order to the date and time Company actually ships such Order.

(xiv)	“Platinum Release” shall mean a New Release for which greater than one million (1,000,000) units have been Ordered.

(xv)	“Platinum Release Date” shall mean the date by which the Orders for a Platinum Release are required to be shipped pursuant to Schedule A hereto.

(xvi)	“PP&S Services” shall mean (A) physical distribution; (B) processing of returns for scrap or return to inventory; (C) inventory control and warehousing; and (D) shipping services for units of Products; in all cases, in orders and quantities as requested and approved by WEA to all locations in the Territory as designated by WEA. For the avoidance of doubt, all determinations regarding the handling of units of Products and other materials under this Exhibit, including the handling of returns, stickering, preparation for shipment (e.g., boxing, etc.) and shipment of units of Products shall be made solely by WEA.

(xvii)

“Products” shall mean all Records for which WEA requires PP&S Services to be performed during the Term in the Territory and for which WEA has the unilateral right to control the identity of the party who renders such PP&S Services. Following a Recorded Music Major Transaction, “Products” shall mean all Records for which the Combined Entity requires PP&S Services to be performed during the Term in the Territory and for which the Combined Entity has the unilateral right to control the identity of the party who renders such PP&S

Services. It has been WEA’s general custom to use its commercially reasonable efforts to acquire the unilateral right to control the identity of the party who renders PP&S Services in connection with Records. WEA shall continue to do so during the Term, in accordance with past practice. “Products” shall not include Records to be distributed during the Term in the Territory by Word Entertainment.

(xviii)	“Recorded Music Major Transaction” shall mean a joint venture, merger, or other combination of all or a substantial portion of the recorded music businesses of Warner Music Group with all or a substantial portion of the recorded music businesses of any Major.

(xix)	“Records” shall mean all physical forms of recording and reproduction by which sound may be recorded now known or which may hereafter become known, manufactured or sold primarily for home use, jukebox use, or use on or in means of transportation, including magnetic recording tape, film, electronic video recordings and any other physical medium or device for the production of artistic performances manufactured or sold primarily for home use, jukebox use or use on or in means of transportation, whether embodying: (A) sound alone; or (B) sound synchronized with visual images, e.g., “sight and sound” devices, but only so long as such forms of recording and reproduction contain performances of works by recording artists.

(xx)	“Services” shall mean the PP&S Services and all other services to be provided by Company under this Exhibit.

(xxi)	“Territory” shall mean, collectively, (a) the United States, its territories and possessions, including Puerto Rico, and Armed Forces Post Exchanges serviced from distribution points in the US, and (b) Canada.

(xxii)	“WEA Facility” shall mean any Facility at which Company provides Services to WEA hereunder.

(b) Other Definitional and Interpretative Provisions.

(i)	The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Exhibit shall refer to this Exhibit as a whole and not to any particular provision of this Exhibit, and Paragraph and Schedule references are to this Exhibit unless otherwise specified.

(ii)	The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(iii)	Unless the context requires otherwise, other grammatical forms of defined words or expressions used herein have corresponding meanings.

14. **

(a) **

(b) **

(c) In addition to the foregoing, Company shall be responsible for all incremental cost of expediting late shipments. This Paragraph 14 shall not limit WEA’s other rights against Company for breach hereof, but any amounts paid by Company pursuant to this Paragraph 14 shall reduce any amounts otherwise payable by Company with respect to such breach.

15. [INTENTIONALLY OMITTED]

List of Attached Schedules

Schedule A: Service Level Requirements

Schedule B: WEA’s Code of Conduct for Third-Party Service Providers

Schedule C: Insurance Coverage

Schedule D: Fees

Schedule E: Approved Facilities

Schedule A

Service Level Requirements

**

[2 pages]

Schedule B

WEA’s Code of Conduct For Third-Party Service Providers

1. Company will not (without WEA’s written consent) manufacture merchandise utilizing any properties the copyright or trademark to which is owned or licensed exclusively by WEA or its wholly owned or controlled Affiliates other than Products in accordance with this Agreement.

2. Company shall not use child labor in the manufacturing, packaging or distribution of Products. The term “child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education, but in no case shall any child younger than fifteen (15) years of age (or fourteen (14) years of age where local law allows) be employed in the manufacturing, packaging or distribution of Products.

3. Company shall only employ persons whose presence is voluntary. Company shall not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

4. Company shall treat each employee with dignity and respect, and shall not use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

5. Company shall not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination, or retirement on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

6. Company recognizes that wages are essential to meeting employees’ basic needs. Company shall comply, at a minimum, with all applicable wage and hour laws, including minimum wage, overtime, maximum hours, piece rates and other elements of compensation, and shall provide legally mandated benefits. If local laws do not provide for overtime pay, Company shall pay at least regular wages for overtime work. Except in extraordinary business circumstances, Company shall not require employees to work more than the lesser of (a) forty-eight (48) hours per week and twelve (12) hours overtime or (b) the limits on regular and overtime hours allowed by local law, or, where local law does not limit the hours of work, the regular work week in such country plus twelve (12) hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one (1) day off in every seven (7)-day period. Company agrees that, where local industry standards are higher than applicable legal requirements, it will meet the higher standards.

7. Company shall provide employees with a safe and healthy workplace in compliance with all applicable laws, ensuring, at a minimum, reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation. Company also shall ensure that the same standards of health and safety are applied in any housing it provides for employees. Company shall provide WEA with all information WEA may request about manufacturing, packaging and distribution facilities for the Products.

8. Company shall respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference, in accordance with applicable laws.

9. Company shall comply with all applicable laws, including those pertaining to the manufacture, pricing, sale and distribution of Products.

10. Company shall comply with all applicable environmental laws.

Schedule C

Insurance Coverage

NOTE: The following insurance requirements are intended to provide insurance coverage under this Agreement and each of the other service agreements being entered into between the parties hereto and their Affiliates as of the date hereof. Accordingly, to the extent any such other agreements (or other Exhibits to this Agreement) require insurance coverage thereunder that is duplicative of the insurance coverage provided for below, such insurance coverage need not be duplicated under such other agreements.

Property Insurance. Including Extra Expense and Business Interruption: Company at all times and at its own cost and expense shall insure WEA’s property as defined and required in this Agreement under so-called “all risk” policies of insurance, including but not limited to coverage for extended perils, earthquake, windstorm, flood, and collapse; open cargo, war risk cargo and terrorism. Company shall purchase an insurance policy that indemnifies WEA for non-physical damage to source material, if available on a commercially reasonable basis and is warranted by the risk profile of the Company. WEA’s property shall consist of and not be limited to source material, finished goods and inventory, returned stock, master recordings, digital files, DVDs, CDs and all printing and packaging material.

Either dedicated policies or portfolio (blanket) coverage forms may provide the “all risk” property insurance, providing that the per occurrence limit of insurance available with respect to the WEA property at any Company location for property damage, business interruption, and extra expense shall not be less than ** per occurrence; and Terrorism for WEA Manufacturing Alsdorf shall be no less ** per occurrence. Further, the limits of insurance applicable to the extended perils and the perils of earthquake, flood and terrorism shall be an annual aggregate. The deductible on said policies shall be the sole responsibility of Company and be of no greater amount than is commercially reasonable for a company of its financial standing. These policies shall be primary to any policy maintained by or on behalf of WEA. WEA may, at any time, review the amount of insurance required hereunder, and may, from time to time, but in no event more than annually, require a lower or higher amount depending on the best available estimate of the aggregate exposure to loss arising from damage to WEA’s property under this Agreement.

The open cargo and war risk cargo insurance policies shall provide per shipment limits of indemnity of no less than ** and contain a warehouse coverage endorsement. In the event that the ** limit of insurance is not adequate to fully insure any given shipment under this Agreement, Company shall purchase additional insurance to cover the full replacement cost of the shipment. The deductible on these policies shall be no greater than what is commercially reasonable for an enterprise with Company’s financial standing. The deductible shall be the responsibility of Company and this coverage shall be primary to any coverage maintained by WEA.

All policies shall provide for a reimbursement value with respect to WEA’s property at replacement cost for new property of like kind and quality, with no deduction for depreciation, and shall include WEA, its partners, officers, employees, and Affiliates as loss payees under the policies as their interest may appear, and shall provide that no act or omission on the part of Company as the title insured shall prejudice a direct claim by the additional insured. All property policies shall include a waiver of subrogation in favor of WEA. Further, Company agrees to secure terms with its insurer that in the event that Company fails to pay premium resulting in a cancellation of coverage that WEA will be given the opportunity to maintain coverage for its insured property under the policy; and Company will reimburse WEA within ten (10) days of notice for the expense incurred.

Public Liability Insurance: Company shall also be required to obtain and maintain comprehensive general liability insurance and a follow-form “umbrella liability” policy, providing insurance against claims for bodily injury, including death, property damage, personal and advertising injury, blanket contractual liability, broad form property damage liability, explosion, collapse and underground hazard, and products and completed operations, for such claims occurring or alleged to have occurred in the course of any operations or activities contemplated by this Agreement, in such amounts as from time to time are carried by prudent owners of comparable operations, but in no event less than **, and covering as additional insureds all the WEA individuals and entities for which and to the extent it is responsible under this Agreement.

Workers’ Compensation and Employers’ Liability Insurance:

The Workers’ Compensation policy shall include the following coverage:

1. Coverage A	Statutory
2. Coverage B	Employers’ Liability

Bodily Injury by Accident	** each accident
Bodily Injury by Disease	** policy limit
Bodily Injury by Disease	** each employee

Company shall maintain any other employment related insurance coverage required by any jurisdiction having control over any employees or operations used in connection with this Agreement.

Automobile Liability Insurance: Company shall purchase and maintain automobile liability and follow-form “umbrella liability” insurance for all owned, non-owned and hired vehicles with limits of not less than ** combined single limit for bodily injury and property damage. This insurance coverage must include all automotive and truck equipment used in the performance of the work under this Agreement, and must include the loading and unloading of same.

Environmental Liability Insurance: In the event Company encounters and must perform or engage a contractor to perform work related to the remediation or abatement of “hazardous material” which includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous waste, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Superfund Amendments and Reauthorization Action of 1986 (Pub. L. No. 99-499, 100 stat. 1613 (1986)), the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 1801, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule, or regulation (or applicable law in any jurisdiction outside the US), Company, or any contractor performing such work on behalf of Company, shall provide “contractor’s pollution liability” insurance, as applicable to the work to be performed, covering claims from third-party injury and property damage as a result of pollution conditions emanating from on-site, under the site, or off the site arising out of its operations and completed operations. Completed operations coverage shall remain in effect for no less than five (5) years after final completion. Minimum liability limits, including excess liability coverage, shall ** each occurrence and ** in the aggregate.

The automobile liability insurance must contain provisions for thirty (30) days prior written notice of cancellation, nonrenewal, material change or reduction of insurance sent by certified mail return receipt requested, and waiver of subrogation in favor of WEA, additional insureds and all other such entities, as may be reasonably requested by WEA.

Provisions Applicable to All Policies of Insurance Required Hereunder: Policies of insurance shall be underwritten by an insurer with an AM Best rating of no less than A- and a financial size class of VII or better (or an equivalent rating from an alternate rating agency), and may be an admitted or non-admitted carrier. Any insurer not meeting these criteria must be approved in writing by WEA’s risk management department whose authorization shall not be unreasonably withheld. Satisfactory evidence of insurance shall be provided before the commencement of this Agreement and shall be evidenced at each renewal by a binder and certificate of insurance at least ten (10) days before expiration of coverage and upon request of WEA, on an annual basis or as necessitated by a material change in coverage or legal action. Such certificates of insurance shall include loss payee and additional insured provisions as previously noted in this Exhibit. Company shall forward to WEA a copy of all required policy forms upon request. With respect to property located outside the U.S, any loss payable to WEA shall be adjusted and paid in the currency of the United States of America, subject to the rate of exchange published in The Wall Street Journal on the date of the loss. If Company elects to maintain insurance for property located outside the US, where the policy is denominated in a currency other than the US dollar, such policy limits and deductibles shall at all times be sufficient to meet the US dollar denominated requirements set forth on this Schedule C.

Each of WEA and Company agrees to negotiate in good faith to attempt to resolve any disagreement which in any way affects any insurance required to be carried hereunder. In the event that such good faith negotiation does not result in the resolution of any such disagreement within a fifteen (15) day period, the parties shall retain an arbitrator to make a fair and reasonable determination as to any such disagreement (the “Insurance Arbitrator”). The Insurance Arbitrator shall be a retired executive or attorney with substantial experience in the insurance industry, preferably in the field of manufacturing, shall be independent of each of WEA and Company, and shall endeavor to provide a determination of any dispute among the parties within thirty (30) days of being retained, but in each case, as quickly as possible. The parties shall jointly appoint the Insurance Arbitrator and the identity of the Insurance Arbitrator shall be satisfactory to each of the parties. The parties shall share equally in the cost and expense of retaining the Insurance Arbitrator. If the parties cannot agree upon a person to act as the Insurance Arbitrator within thirty (30) days of the expiry of the fifteen (15) day negotiation period specified in this Paragraph, then the Arbitrator shall be selected by the American Arbitration Association. Any arbitration hereunder shall be conducted in conformance with the rules established by the American Arbitration Association. Any determination made by the Insurance Arbitrator shall be final and binding on each of the parties. For the avoidance of doubt, Company shall at all times including during the pendency of any dispute and until such time as such dispute is resolved be required to continue to procure insurance policies at its sole expense in full force and effect as required in this Agreement and as specified herein.

Schedule D

Fees

**

[4 pages]

Schedule E

Approved Facilities

1400 East Lackawanna Avenue

Olyphant, PA 18448

948 Meridian Lake Drive

Aurora, IL 60504

2255 Markham Road

Toronto, Ontario M1B 2W3

5590 Finch Avenue

Toronto, Ontario M1B 1T1

400 Nugget Avenue

Toronto, Ontario M1S 4A4

Exhibit C1

C1 Letter

Letter head of JPMorgan Chase Bank, N.A. addressed to WEA

October __, 2010

Warner-Elektra-Atlantic Corporation

75 Rockefeller Plaza New York,

New York 10019

Attention: —

Ladies and Gentlemen:

We refer to that certain (a) Credit Agreement dated as of May 5, 2006 (as amended, amended and restated, supplemented or modified from time to time, the “Credit Agreement”) among Cinram International ULC, Cinram International Inc., Cinram, Inc., IHC Corporation (f/k/a Ivy Hill Corporation) and Cinram (U.S.) Holding’s Inc., as borrowers, certain guarantors referred to therein (the “Cinram Entities”), the lenders party thereto from time to time, Credit Suisse Securities (USA) LLC, as syndication agent, and JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”) and (b) U.S./Canada Manufacturing and PP&S Agreement dated as of July 1, 2010 by and between Warner-Elektra-Atlantic Corporation (“WEA”), on the one hand, and Cinram International Inc., Cinram Manufacturing LLC and Cinram Distribution LLC (as amended, amended and restated, supplemented or modified from time to time, the “WEA/Cinram Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The undersigned hereby confirms:

1. The Administrative Agent will use reasonable best efforts to provide to WEA copies of any and all written (a) notices of default, (b) notices of events of default, (c) demands for repayment, (d) notices of intention to enforce, (e) notices of acceleration, or (f) waivers, forbearances or other similar documents relating to defaults or events of default (clauses (a) through (f) collectively, “Lender Notices”), in any case relating to the Credit Agreement, contemporaneously with the provision by the Administrative Agent of any such Lender Notices to any of the Cinram Entities pursuant to the Credit Agreement; provided, that WEA acknowledges that no inadvertent failure by Administrative Agent to deliver a Lender Notice pursuant to this paragraph shall give rise to any claim or damages of any kind or nature.

2. The Administrative Agent, on behalf of itself and the other Secured Parties hereby acknowledges receipt of the WEA/Cinram Agreement in the form attached hereto as Schedule 1 and is aware of the provisions contained therein, including, without limitation, section 5(b) thereof.

3. The Administrative Agent, on behalf of itself and the other Secured Parties, confirms that no Secured Party (acting in such capacity) has, or will have, a security interest in any property owned, or in which title is held, by WEA or any of its affiliates (to the extent that no affiliate of WEA is an affiliate of the Cinram Entities) or in any property owned by a third party (to the extent that such third party is not an affiliate of the Cinram Entities) and as to which WEA or any of its affiliates is licensee (without waiver of any lien of the Administrative Agent on any property owned by, or in which title is held by any Cinram Entity).

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent, on behalf of itself and the Secured Parties

By:
Name:
Title:

Acknowledged:

CINRAM INTERNATIONAL ULC

By:
Name:
Title:

WARNER-ELEKTRA-ATLANTIC CORPORATION

By:
Name:
Title:

Exhibit C2

C2 Letter

Letter head of Agent addressed to WEA

            , 2010

Warner-Elektra-Atlantic Corporation

75 Rockefeller Plaza

New York, New York 10019

Attention:

Ladies and Gentlemen:

We refer to that certain (a) Credit Agreement dated as of May 5, 2006 (as amended, amended and restated, supplemented or modified from time to time, the “Credit Agreement”) among Cinram International ULC, Cinram International Inc., Cinram, Inc., IHC Corporation (f/k/a Ivy Hill Corporation) and Cinram (U.S.) Holding’s Inc., as borrowers, certain guarantors referred to therein (the “Cinram Entities”), the lenders party thereto from time to time, Credit Suisse Securities (USA) LLC, as syndication agent, and JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”) and (b) U.S./Canada Manufacturing and PP&S Agreement dated as of July 1, 2010 by and between Warner-Elektra-Atlantic Corporation (“WEA”), on the one hand, and Cinram International Inc., Cinram Manufacturing LLC and Cinram Distribution LLC (as amended, amended and restated, supplemented or modified from time to time, the “WEA/Cinram Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The undersigned hereby confirms:

1. The Administrative Agent will use reasonable best efforts to provide to WEA copies of any and all written (a) notices of default, (b) notices of events of default, (c) demands for repayment, (d) notices of intention to enforce, (e) notices of acceleration, or (f) waivers, forbearances or other similar documents relating to defaults or events of default (clauses (a) through (f) collectively, “Lender Notices”), in any case relating to the Credit Agreement, contemporaneously with the provision by the Administrative Agent of any such Lender Notices to any of the Cinram Entities pursuant to the Credit Agreement; provided, that WEA acknowledges that no inadvertent failure by Administrative Agent to deliver a Lender Notice pursuant to this paragraph shall give rise to any claim or damages of any kind or nature.

2. In the event of any CCAA filing, U.S. bankruptcy filing, ancillary proceeding or other insolvency filing by or in respect of any of the Cinram Entities, or an application for the appointment of a receiver, interim receiver, provisional liquidator, liquidator, by or in respect of any of the Cinram Entities, or the filing of a notice of intention or proposal by or in respect of any of the Cinram Entities (collectively, the “Filing Proceedings”), the Administrative Agent and the Secured Parties shall not support or propose the entry of any order in respect of any Filing Proceedings that would limit WEA’s rights under Section 5(b) of the WEA/Cinram Agreement by (a) prohibiting an increase of the Exclusion Percentages (as defined in the WEA/Cinram Agreement) to ** for the then-applicable calendar year and the remainder of the term of the WEA/Cinram Agreement and (b) limiting in any manner the right of WEA to terminate the WEA/Cinram Agreement; it being understood that the foregoing shall not restrict the Agent of any Secured Party in supporting, opposing, voting for or against or proposing a global plan of reorganization for the Cinram Entities or a sale of all or any portion of the assets of the Cinram Entities.

3. The Administrative Agent, on behalf of itself and the other Secured Parties, confirms that no Secured Party (acting in such capacity) has, or will have, a security interest in any property owned, or in which title is held, by WEA or any of its affiliates (to the extent that no affiliate of WEA is an affiliate of the Cinram Entities) or in any property owned by a third party (to the extent that such third party is not an affiliate of the Cinram Entities) and as to which WEA or any of its affiliates is licensee (without waiver of any lien of the Administrative Agent on any property owned by, or in which title is held by any Cinram Entity).

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent, on behalf of itself and the Secured Parties

By
Name:
Title:

Acknowledged:

CINRAM INTERNATIONAL ULC

By
Name:
Title:

WARNER-ELEKTRA-ATLANTIC CORPORATION

By
Name:
Title: